UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UGI Corporation

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Notice of Annual Meeting and Proxy Statement Annual Meeting of Shareholders Wednesday, January 30, 2019

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

MARVIN O. SCHLANGER

Chairman

December 20, 2018

Dear Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, January 30, 2019. At the meeting, we will review UGI’s performance for the 2018 fiscal year and our expectations for the future.

I would like to take this opportunity to remind you that your vote is important. On December 20, 2018, we mailed our shareholders a notice containing instructions on how to access our proxy statement and annual report for the 2018 fiscal year and how to vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

I look forward to seeing you on January 30th and addressing your questions and comments.

Sincerely,

Marvin O. Schlanger

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 20, 2018

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Wednesday, January 30, 2019, at 10:00 a.m. Eastern Standard Time, at The Desmond Malvern, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania. Shareholders will consider and take action on the following items of business:

1.  the election of ten directors to serve until the next annual meeting of shareholders;

2.  an advisory vote on a resolution to approve UGI Corporation’s executive compensation;

3.  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2019; and

4.  the transaction of any other business that may properly come before the meeting.

Monica M. Gaudiosi

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, January 30, 2019:

This Proxy Statement and the Company’s 2018 Annual Report are available at www.ugicorp.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	10:00 a.m. (Eastern Standard Time), Wednesday, January 30, 2019

Place:	The Desmond Malvern, Ballrooms A & B One Liberty Boulevard, Malvern, Pennsylvania

Record Date:	November 13, 2018

Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.

Voting Matters and Board Recommendations

Proposal	Required Approval	Board Recommendation
Election of Ten Directors	Majority of Votes Cast	FOR

Advisory Vote on Executive Compensation	Majority of Votes Cast	FOR

Ratification of Independent Registered Public Accounting Firm for 2019	Majority of Votes Cast	FOR

How to Cast Your Vote

Over the Internet	By Telephone	By Mail or in Person

If your shares are registered in your name: Vote your shares over the Internet by accessing the Computershare proxy online voting website at:

www.envisionreports.com/UGI and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 800-652-8683 and following voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

If you received these annual meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Shareholders may vote in person at the meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the Judge of Election with your ballot to be able to vote at the Meeting.

Performance Highlights – Fiscal 2018

Earnings per share of $4.06 and adjusted earnings per share of $2.74 were new earnings records for UGI Corporation (the “Company”) (adjusted earnings per share exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions, (ii) integration expenses associated with the Finagaz acquisition in France, (iii) the remeasurement impact on net deferred tax liabilities from U.S. tax reform legislation and a change in the French corporate income tax rate, and (iv) the impact of the impairment of AmeriGas Propane, L.P.’s tradenames and trademarks).

The Board of Directors increased the annual dividend by approximately 4% (the 31st consecutive year of annual dividend increases).

Significant progress was made on growth projects during the fiscal year ended September 30, 2018 (“Fiscal 2018”), including (i) expansion of the Company’s geographic footprint in Italy, (ii) expansion of the Company’s liquefied natural gas liquefaction peaking capacity and (iii) enhancement of the Company’s natural gas infrastructure assets.

Advisory Vote to Approve Named Executive Officer Compensation

Proposal	Discussion	Board Recommendation
We are asking shareholders to approve, on an advisory basis, the Company’s executive compensation, including our executive compensation policies and practices and the compensation of our named executive officers, as described in this Proxy Statement beginning on page 63.

At our 2018 Annual Meeting, over 94% of our shareholders voted to approve the compensation of our named executive officers.

This result clearly demonstrated strong support for our executive compensation policies and practices and the alignment of executive pay to Company performance.

FOR

Our Board recommends a FOR vote because it believes the Company’s compensation policies and practices are effective in achieving UGI Corporation’s goals of paying for performance and aligning the executives’ long-term interests with those of our shareholders.

Objectives and Components of Our Compensation Program

Objectives	Components

The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

In Fiscal 2018, the components of our executive compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), discretionary bonus awards, limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Pay for Performance

Our executive compensation program allows the Compensation and Management Development Committee and the Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders.

We believe that the performance-based components of our compensation program, namely our stock options and performance units, have effectively linked our executives’ compensation to our financial performance.

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2018, 81% of the principal compensation components, in the case of Mr. Walsh, and 63% to 71% of the principal compensation components, in the case of all other named executive officers, except for Mr. Oliver, were variable and tied to financial performance.

For example, for the 2015-2017 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 41st percentile (UGI ranked 20th out of the 33 companies in its peer group) and Mr. Walsh received a performance unit payout equal to 71.9% of target in Fiscal 2018. For the 2016-2018 performance period (estimated as of October 31, 2018), UGI Corporation’s total shareholder return compared to its peer group was in the 90th percentile and Mr. Walsh would receive a performance unit payout equal to 199.1% of target in Fiscal 2019. For additional information on the alignment between our financial results and executive officer compensation, see the Compensation Discussion and Analysis in this Proxy Statement.

Corporate Governance and Executive Compensation Practices

Corporate Governance	Executive Compensation

✓Annual election of directors

✓Majority voting with a director resignation policy for directors not receiving a majority of votes cast in uncontested elections

✓The Board is led by an independent chairman

✓Majority of directors are independent (8 of 9)

✓Regularly scheduled executive sessions of non-management directors

✓Independent Board Committees (except for the Executive Committee), each with authority to retain independent advisors

✓Compensation and Management Development Committee advised by independent compensation consultant

✓Annual Board and Committee self-assessment process, utilizing assistance of outside counsel

✓No supermajority voting provisions

✓Annual limit of $500,000 on individual director equity awards

✓Meaningful director stock ownership requirements

✓Mandatory retirement age of 75 years for directors

✓Meaningful executive officer stock ownership requirements

✓Policy against hedging and pledging of Company securities by directors and executive officers

✓Termination of employment is required for payment under change-in-control agreements (“double trigger”)

✓Double trigger for the accelerated vesting of equity awards in the event of a change in control

✓A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards, in order to align executive officers’ interests with shareholders’ interests and to enhance long-term performance (81% of the principal components, in the case of Mr. Walsh, and 63% to 71% in the case of all other named executive officers, except for Mr. Oliver)

✓Recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of financial results due to material non-compliance with any financial reporting requirement

✓Board-reviewed succession plan for CEO and other senior management

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, ANNUAL MEETING AND VOTING

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Wednesday, January 30, 2019, beginning at 10:00 a.m. Eastern Standard Time, at The Desmond Malvern, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania, and at any postponements or adjournments thereof. Directions to The Desmond Malvern appear on page 65. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 20, 2018.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment and reduces costs.

Who is entitled to vote?

Only shareholders of record at the close of business on November 13, 2018, the record date, are entitled to vote at the Annual Meeting. On November 13, 2018, there were 173,846,575 shares of common stock outstanding. Each shareholder has one vote per share on all matters to be voted on.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants.

How can I change my vote?

You can change or revoke your vote at any time before polls close at the 2019 Annual Meeting:

•

If you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card.

•	You can vote again, either over the Internet or by telephone.

•	If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation.

•

If you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. However, if your shares are held through a broker, bank or other nominee, and you wish to vote by ballot at the meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

Your last vote is the vote that will be counted.

What is a quorum?

A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote. A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

How are votes, abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

When a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” means that a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

•	Election of Directors: Majority of Votes Cast

Under our Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a director-nominee will be elected to our Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether to accept the incumbent Director’s resignation, and the Board will have ninety (90) days from the date of the election to determine whether to accept such resignation.

•	Advisory Approval of Executive Compensation: Majority of Votes Cast

The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the 2019 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of our shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

•	Ratification of the selection of Ernst & Young LLP: Majority of Votes Cast

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2019 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

Representatives of Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting and act as inspectors of election.

What are the deadlines for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

•

Shareholders who wish to include a proposal in the Company’s proxy statement for the 2020 annual meeting must comply in all respects with the rules of the U.S. Securities and Exchange Commission (“SEC”) relating to such inclusion and must submit the proposals to the Corporate Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, no later than August 22, 2019.

•

If any shareholder wishes to present a proposal at the 2020 Annual Meeting that is not included in our proxy statement for that meeting, the proposal must be received by the Corporate Secretary at the above address by November 5, 2019. For proposals that are not received by November 5, 2019, the proxy holders will have discretionary authority to vote on the matter without including advice on the nature of the proposal or on how the proxy holders intend to vote on the proposal in our proxy statement.

•	All proposals and notifications should be addressed to the Corporate Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $7,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

ITEM 1 – ELECTION OF DIRECTORS

NOMINEES

Ten directors have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. Each director-nominee has consented to serve, if elected, until the next annual meeting or until his or her earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Other than Alan N. Harris, who was elected by the Board of Directors to serve as a Director effective March 5, 2018, and Kelly A. Romano, who was nominated by the Board of Directors to stand for election at the 2019 Annual Meeting of Shareholders, all of the director-nominees were elected to the Board by our shareholders at last year’s annual meeting. The Board of Directors has unanimously nominated M. Shawn Bort, Theodore A. Dosch, Richard W. Gochnauer, Alan N. Harris, Frank S. Hermance, Anne Pol, Kelly A. Romano, Marvin O. Schlanger, James B. Stallings, Jr., and John L. Walsh for election as directors at the Annual Meeting.

Information about Director-Nominees

Biographical information for each of the director-nominees standing for election is set forth below, as well as a description of the specific experience, qualifications, attributes and skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken as a whole, provide the depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.

The Board of Directors recommends that you vote “FOR” the election of each of the ten nominees for director.

M. SHAWN BORT Retired Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age 56 Chair, Audit Committee

Principal Occupation and Business Experience:    Ms. Bort retired in 2015 as Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials) (2006 to 2015). Ms. Bort was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Price Waterhouse in 1984. Ms. Bort also serves as a Director of UGI Utilities, Inc., a subsidiary of the Company.

Key Skills and Qualifications:    Ms. Bort’s qualifications to serve as a director include her senior financial executive management experience with a global company, as well as her extensive public accounting knowledge and experience. Her education (Ms. Bort has a bachelor’s degree in accounting from Marquette University and a Master of Business Administration degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of IT infrastructure, financial strategy, asset management and risk management. Ms. Bort also possesses international experience by virtue of her former executive position at a large global company and corporate governance experience by virtue of her position on the advisory board at Drexel University’s LeBow College of Business, Center for Corporate Governance.

THEODORE A. DOSCH Executive Vice President of Finance and Chief Financial Officer, Anixter International Inc. Director since 2017 Age 59 Member, Audit Committee

Principal Occupation and Business Experience:    Mr. Dosch is Executive Vice President of Finance and Chief Financial Officer of Anixter International Inc. (a leading global distributor of network & security solutions, electrical & electronic solutions and utility power solutions) (since 2011). He previously served as Anixter International’s Senior Vice President, Global Finance (2009 to 2011). Prior to joining Anixter International, Mr. Dosch held a number of executive positions with Whirlpool Corporation, including CFO – North America and Vice President of Maytag Integration (2006 to 2008), Corporate Controller (2004 to 2006) and CFO – North America (1999 to 2004). Mr. Dosch also serves as a Director of UGI Utilities, Inc., a subsidiary of the Company.

Key Skills and Qualifications:    Mr. Dosch’s qualifications to serve as a director include his senior financial executive management experience at both Anixter International and Whirlpool Corporation. His education (Mr. Dosch has a bachelor’s degree in accounting from Ohio University and is a certified public accountant) and experience provide him with financial expertise. Mr. Dosch possesses extensive international expertise by virtue of his positions at Anixter International and Whirlpool Corporation, companies with global operations, as well as in-depth experience in the areas of strategic planning, asset management, and risk management.

RICHARD W. GOCHNAUER

Retired Chief Executive Officer, United Stationers, Inc.

Director since 2011

Age 69

Member, Compensation and Management Development Committee Member, Corporate Governance Committee

Principal Occupation and Business Experience:    Mr. Gochnauer retired in May 2011 as Chief Executive Officer and Director of United Stationers, Inc. (a wholesale distributor of business products) (2002 to 2011). He previously served as President and Chief Operating Officer and Vice Chairman and President, International, of Golden State Foods Corporation (a diversified international supplier to the food service industry) (1994 to 2002). Mr. Gochnauer also serves as a Director of AmerisourceBergen Corporation (a wholesale distributor of business products in the U.S. and internationally), Golden State Foods Corporation, UGI Utilities, Inc., a subsidiary of the Company, and Vodori (a private marketing solutions company).

Key Skills and Qualifications:    Mr. Gochnauer’s qualifications to serve as a director include his extensive senior management experience as Chief Executive Officer of a large public company and his operational, strategic planning, technology, and business development expertise. Mr. Gochnauer is also able to offer significant insights in the areas of international operations, logistics and distribution, government regulation and corporate governance.

ALAN N. HARRIS

Retired Senior Advisor and Chief Development and Operations Officer

Spectra Energy Corporation

Director since 2018

Age 65

Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience:    Mr. Harris retired in January 2015 from Spectra Energy Corporation (an operator in the transmission and storage, distribution and gathering and processing of natural gas) where he served in multiple roles since 2007, including as Senior Advisor to the Chairman, President and Chief Executive Officer on project execution efforts (January 2014 to January 2015), Chief Development Officer and Chief Operations Officer (2008 to 2014) and Chief Development Officer (2007 to 2008). Prior to Spectra Energy Corporation’s spin-off from Duke Energy Gas Transmission, Mr. Harris held various positions of increasing responsibility at Duke Energy, including Group Vice President, Chief Financial Officer (2004 to 2006), Executive Vice President (2003 to 2004), Senior Vice President, Strategic Development and Planning (2002 to 2003), Vice President, Controller, Treasurer, Strategic Planning (2000 to 2002) and Vice President, Controller, Strategic Planning (1999 to 2000). Mr. Harris currently serves as a Director of Enable Midstream Partners, LP (an owner, operator and developer of midstream energy infrastructure assets in the United States) and UGI Utilities, Inc., a subsidiary of the Company.

Key Skills and Qualifications:    Mr. Harris’ extensive background in the energy industry, and in particular natural gas distribution and transmission, provide him with industry expertise. Additionally, Mr. Harris’ experience provides him with strategic planning and business development experience. As a former senior financial executive, Mr. Harris also possesses experience in corporate finance and accounting. His education (Mr. Harris has a bachelor’s degree in accounting from Northeastern Oklahoma State University and an MBA from the University of Tulsa and is a certified public accountant) and experience provide him with financial expertise. Mr. Harris also possesses operational expertise in the energy sector by virtue of his senior executive experience at Spectra Energy and his director experience at Enable Midstream Partners.

FRANK S. HERMANCE

Retired Chairman and Chief Executive Officer, AMETEK, Inc.

Director since 2011

Age 69

Chair, Safety, Environmental and Regulatory Compliance Committee Member, Compensation and Management Development Committee Member, Corporate Governance Committee

Principal Occupation and Business Experience:    Mr. Hermance is the retired Chairman (2001 to 2017) and Chief Executive Officer (1999 to 2016) of AMETEK, Inc. (a global manufacturer of electronic instruments and electromechanical devices). He previously served as AMETEK’s President and Chief Operating Officer (1996 to 1999). Mr. Hermance also serves as a Director of AmeriGas Propane, Inc. and UGI Utilities, Inc., both of which are subsidiaries of the Company, as Director Emeritus of the Greater Philadelphia Alliance for Capital and Technologies, as Vice Chairman of the World Affairs Council of Philadelphia, and as an advisory board member at American Securities LLP (a private equity firm). He previously served as a member of the Board of Trustees of the Rochester Institute of Technology (until November 2016).

Key Skills and Qualifications:    Mr. Hermance’s qualifications to serve as a director include his extensive senior management experience in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of a large global company. The Board also considered Mr. Hermance’s relevant experience in the areas of international operations, logistics, distribution, risk management, mergers and acquisitions, corporate governance, human resources management and executive compensation.

ANNE POL

Retired President and Chief Operating Officer, Trex Enterprises Corp.

Director 1993 through 1997 and since 1999

Age 71

Chair, Compensation and Management Development Committee

Member, Safety, Environmental and Regulatory Compliance Committee

Member, Executive Committee

Principal Occupation and Business Experience:    Mrs. Pol retired in 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high-technology research and development company), a position she had held since 2001. She previously served as Senior Vice President (1998 to 2001) and Vice President (1996 to 1998) of Thermo Electron Corporation (an environmental monitoring and analytical instruments company and a major producer of recycling equipment, biomedical products and alternative energy systems). Mrs. Pol also served as President of Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (a mailing and related business equipment company) (1993 to 1996); Vice President of New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993); and Vice President of Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc. and AmeriGas Propane, Inc., both of which are subsidiaries of UGI Corporation.

Key Skills and Qualifications:    Mrs. Pol’s qualifications to serve as a director include her strategic planning, business development and technology experience as a senior-level executive with a diversified high-technology company. Mrs. Pol also possesses an important understanding of, and extensive experience in, the areas of executive compensation, human resource management, corporate governance and government regulation. The Board also considered Mrs. Pol’s intimate knowledge and understanding of the Company’s businesses by virtue of her years serving as a director of the Company.

KELLY A. ROMANO Founder and Chief Executive Officer, Blueripple Capital, LLC Director Nominee Age 56

Principal Occupation and Business Experience:    Ms. Romano is the Founder and Chief Executive Officer of BlueRipple Capital, LLC, a consultancy firm focused on strategy, acquisitions, deal structure, and channel development for high technology companies. Ms. Romano retired from United Technologies Corporation (a diversified company that provides high technology products and services to the building and aerospace industries) in 2016 after serving in various positions of increasing responsibility since 1984. From 1993 to 2016, Ms. Romano held a number of senior executive positions at United Technologies Corporation, including President, Intelligent Building Technologies, Building Systems & Services (September 2014 to April 2016), Corporate Vice President, Business Development, UTC Corporate Headquarters (March 2012 to September 2014), President, Global Security Products, UTC Fire & Security (May 2011 to February 2012), Senior Vice President, Global Sales & Marketing, UTC Fire & Security (January 2010 to April 2011), and President, Building Systems & Services, Carrier Corporation (January 2006 to December 2009). Ms. Romano has been an executive advisory board member of Gryphon Investors (a private equity firm focused on middle-market investment opportunities) since December 2016; a senior advisory partner of Sand Oak Capital Partners, LLC (a private equity firm focused on investments in industrial and manufacturing companies in the U.S.) since May 2016; managing partner of Xinova, LLC (an innovation development and banking firm) since May 2016; and a director and co-chair of the Board of Potter Electric Signal (a leading sprinkler monitoring and fire-life safety company) since December 2017. Ms. Romano is currently a director of Dorman Products, Inc.

Key Skills and Qualifications:    Ms. Romano’s qualifications to serve as a director include her extensive global senior management experience at United Technologies Corporation and her operational, technology, sales, marketing, distribution, strategic planning and leadership, business development, corporate governance, and executive compensation knowledge and expertise.

MARVIN O. SCHLANGER Principal, Cherry Hill Chemical Investments, L.L.C. Director since 1998 Age 70 Chairman of the Board Chair, Corporate Governance Committee Chair, Executive Committee

Principal Occupation and Business Experience:    Mr. Schlanger serves as the Company’s Chairman of the Board (since January 2016). He is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (a management services and capital firm for chemical and allied industries) (since 1998). Mr. Schlanger served as Chief Executive Officer of CEVA Holdings BV and CEVA Holdings, LLC, an international logistics supplier (2012 to 2013). Mr. Schlanger is currently a director of AmeriGas Propane, Inc., and UGI Utilities, Inc., both of which are subsidiaries of UGI Corporation. He is also a director of CEVA Logistics AG, Hexion, Inc., Momentive Performance Materials, Inc., and VECTRA Company. Mr. Schlanger also serves on the advisory board of the Kleinman Center for Energy Policy at the University of Pennsylvania. He previously served as a director of CEVA Holdings, LLC (2009 to 2018) and CEVA Group, plc (2009 to 2018).

Key Skills and Qualifications:    Mr. Schlanger’s qualifications to serve as a director include his senior management, strategic planning, business development, risk management, and general operational experience. Additionally, by virtue of his experience as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of ARCO Chemical Company, a large public company, and his experience serving as chairman, director and committee member on the boards of directors of large public and private international companies, Mr. Schlanger also possesses in-depth knowledge in the areas of executive compensation, corporate governance and international operations. The Board also considered Mr. Schlanger’s intimate knowledge and understanding of the Company’s businesses by virtue of his years serving as a director of the Company.

JAMES B. STALLINGS, JR. CEO, PS27 Ventures Director since 2015 Age 63 Member, Audit Committee Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience:    Mr. Stallings is the Chief Executive Officer of PS27 Ventures, a private investment fund focused on technology companies (since 2013). Mr. Stallings retired from International Business Machines Corporation (IBM) (a global provider of information technology and services) as General Manager of Global Markets, Systems and Technology, a position he had held since 2009. From 2002 to 2009, Mr. Stallings held a number of senior executive leadership positions at IBM in the technology, mainframe, software and intellectual property areas. He was founder, Chairman and CEO of E House (a consumer technology company) from 2000 to 2002. Previously he was Executive Vice President, Physician Sales & Services, Inc. (a medical products supplier) (1996 to 2000). Mr. Stallings currently serves as a director of Fidelity National Information Services Corporation (FIS) (a global provider of banking and payment technology, consulting and outsourcing solutions), Cannae Holdings, Inc. (a principal investment firm) and as a director of UGI Utilities, Inc., a subsidiary of the Company.

Key Skills and Qualifications:    Mr. Stallings’ qualifications to serve as a director include his expertise and extensive experience managing enterprise-wide global technology and information systems, including responsibility for profit and loss statements. With Mr. Stallings’ combination of business development and technology infrastructure expertise, as well as his education (Mr. Stallings has a Bachelor of Science degree from the U.S. Naval Academy) and his service as a director on other boards, he provides valuable business development, board-level risk management oversight (including with respect to a regulated industry), finance experience and corporate governance. The Board also considered his strong leadership, operations experience and strategic planning, as well as his investment committee experience at a venture capital company.

JOHN L. WALSH President and Chief Executive Officer Director since 2005 Age 63 Member, Executive Committee

Principal Occupation and Business Experience:    Mr. Walsh is a Director and President (since 2005) and Chief Executive Officer (since 2013) of UGI Corporation. In addition, Mr. Walsh serves as a Director (since 2005) and Chairman of the Board of AmeriGas Propane, Inc. (since 2016) where he had served as a director and vice chairman since 2005. He also serves as a Director and Vice Chairman of UGI Utilities, Inc. (since 2005). Both AmeriGas Propane, Inc. and UGI Utilities, Inc. are subsidiaries of UGI Corporation. Mr. Walsh served as Chief Operating Officer of UGI Corporation (2005 to 2013) and as President and Chief Executive Officer of UGI Utilities, Inc. (2009 to 2011). Previously, Mr. Walsh was the Chief Executive of the Industrial and Special Products division of the BOC Group plc (an industrial gases company), a position he assumed in 2001. He was an Executive Director of BOC (2001 to 2005), having joined BOC in 1986 as Vice President – Special Gases and having held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to

2000). Mr. Walsh also serves as Director at Main Line Health, Inc., the United Way of Greater Philadelphia and Southern New Jersey, the World Affairs Council of Philadelphia, the Greater Philadelphia Chamber of Commerce, the Satell Institute, and the Philadelphia Zoo, and as Trustee at the Saint Columbkille Partnership School.

Key Skills and Qualifications:    Mr. Walsh’s qualifications to serve as a director include his extensive strategic planning, logistics and distribution and operational experience and his executive leadership experience as the Company’s President and Chief Executive Officer, as well as his previous service as the Company’s Chief Operating Officer, and his other prior senior management experience with a global public company. Mr. Walsh has in-depth knowledge of the Company’s businesses, competition, risks and health, environmental and safety issues. Mr. Walsh, by virtue of his current position and his previous position at a multinational industrial gas company, possesses international experience, as well as management development and compensation experience.

CORPORATE GOVERNANCE

Corporate Governance Principles

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating and sustaining long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, customers, suppliers, vendors, creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company.

The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Corporate Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from shareholders on governance matters and evolving best practices in corporate governance.

The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations, Corporate Governance or in print, free of charge, upon written request.

Director Independence

The Board has determined that, other than Mr. Walsh, no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange.

The Board has established the following additional guideline to assist it in determining director independence: if a director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates that do not exceed the greater of $1,000,000 or two percent of the charitable organization’s total revenues per year will not be considered to result in a material relationship between such director and the Company.

In making its determination of independence, the Board, with the assistance of the Company’s legal counsel, considered charitable contributions and ordinary business transactions between the Company, or affiliates of the Company, and companies where our Directors are employed or serve as directors, all of which were in compliance with either the independence rules of the New York Stock Exchange or the categorical standard set by the Board of Directors for determining director independence.

Board Leadership Structure and Role in Risk Management

The Board of Directors regularly assesses and determines the most appropriate Board structure to ensure effective and independent leadership while also ensuring appropriate insight into the operations and strategic direction of the Company. The Board has determined that the appointment of an independent Chairman at this time is the most appropriate leadership structure for the Company, taking into account the current business conditions and the environment in which the Company operates. Mr. Schlanger was first elected as Chairman of the Board in January 2016. The Board continues to believe that the Company is best served by having Mr. Schlanger as independent Chairman due to his unique, in-depth knowledge of the Company’s corporate strategy and operating history and his experience as the Company’s Presiding Director.

We believe that the leadership structure of our Board supports its effective oversight of our risk management. Our Board takes an active role in risk management, fulfilling its oversight responsibilities directly and through delegation to the Audit Committee, the Corporate Governance Committee, the Compensation and Management Development Committee and the Safety, Environmental and Regulatory Compliance Committee of those risks within their areas of responsibility and expertise, with the Chair of each Committee reporting to the Board on his or her respective committee’s oversight activities and decisions. The Board also plays an important role in overseeing management’s performance in assessing and managing risk.

Committee	Risk Oversight

Audit

Provides oversight of the Company’s enterprise risk management policies and processes, including major risk exposures, risk mitigation and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity.

Compensation & Management Development

Provides oversight of the Company’s compensation programs for our employees, including executive officers, to ensure that the programs do not encourage employees to take unnecessary or excessive risks.

Corporate Governance	Provides oversight of corporate governance matters, such as director independence and director succession planning, to ensure overall Board effectiveness.

Safety, Environmental and Regulatory Compliance

Provides oversight responsibility for the review of programs, procedures, initiatives and training related to safety, environmental and regulatory compliance for the Company’s domestic and international business units, as well as the review of policies and programs to promote cyber security and to mitigate cyber security risks.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Board reviews the risks facing the Company with both an annual and longer-term strategic focus. In addition, on an annual basis, an extended meeting of the Board is dedicated to reviewing the Company’s short- and long-term strategies and objectives, including consideration of significant risks to the execution of those strategies and the achievement of the Company’s objectives.

Board Meetings and Attendance

The Board of Directors held 16 meetings in Fiscal 2018. All Directors attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors are expected to attend the Company’s Annual Meeting of Shareholders, absent unforeseen circumstances that prevent their attendance. Each of the Company’s then current Board members attended the 2018 Annual Meeting of Shareholders.

Independent Directors of the Board also meet in regularly scheduled sessions without management. These sessions are led by our Chairman.

Board and Committee Structure

Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operation and performance of the Board and, if appropriate, makes recommendations for changes. Our Board Committees include Audit, Compensation and Management Development, Corporate Governance, Executive, and Safety, Environmental and Regulatory Compliance. The members of each of the Board Committees, with the exception of the Executive Committee, are independent as defined by the New York Stock Exchange listing standards. The charters of the Audit, Corporate Governance, Compensation and Management Development, and Safety, Environmental and Regulatory Compliance Committees can be found on the Company’s website, www.ugicorp.com, under Investor Relations, Corporate Governance, or in print, free of charge, upon written request.

Current Board Composition
Name		Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Executive Committee	Safety, Environmental and Regulatory Compliance Committee
M. S. Bort	1, 2	Chair
T. A. Dosch	1, 2	X
R. W. Gochnauer	1		X	X
A. N. Harris	1					X
F. S. Hermance	1		X	X		Chair
A. Pol	1		Chair		X	X
M. O. Schlanger	1, 3			Chair	Chair
J. B. Stallings, Jr.	1	X				X
J. L. Walsh					X
NUMBER OF COMMITTEE MEETINGS HELD LAST YEAR		10	6	4	0	4

(1)            Independent Director                        (2)            Audit Committee Financial Expert                                    (3)             Chairman of the Board

Audit Committee

The Audit Committee (i) oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements; (ii) oversees the adequacy of internal controls relative to financial and business risk; (iii) monitors compliance with enterprise risk management policies; (iv) appoints, and approves the compensation of, the independent accountants; (v) monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function; (vi) discusses with management, the general auditor and the independent auditor, policies with respect to risk assessment and risk management; (vii) provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board; and (viii) oversees compliance with applicable legal and regulatory requirements.

Our Board has determined that each member of the Audit Committee is considered to be financially literate under applicable New York Stock Exchange listing standards. Additionally, the Board has determined that Ms. Bort and Mr. Dosch qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC.

Compensation and Management Development Committee

The Compensation and Management Development Committee (i) establishes and reviews overall executive compensation philosophy and objectives; (ii) reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors, determines and approves the CEO’s compensation based upon such evaluation; (iii) assists the Board in establishing a succession plan for the position of CEO; (iv) reviews the Company’s plans for management development and senior management succession; (v) establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking; (vi) approves salaries, target bonus levels, and awards and payments to be made to senior executives (other than the CEO); (vii) reviews with management the CD&A; (viii) oversees compliance with the Company’s recoupment policy; (ix) oversees compliance with the Company’s stock ownership policy; and (x) selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

Corporate Governance Committee

The Corporate Governance Committee (i) identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board; (ii) reviews and recommends candidates for Committee membership and chairs; (iii) advises the Board with respect to significant developments in corporate governance matters; (iv) reviews and assesses the performance of the Board and each Committee; (v) reviews and recommends Director compensation; and (vi) reviews director and officer indemnification and insurance coverage.

Safety, Environmental and Regulatory Compliance Committee

The Safety, Environmental and Regulatory Compliance Committee (i) reviews the adequacy of, and provides oversight with respect to, the Company’s safety, environmental and regulatory compliance policies, programs, procedures, initiatives and training; (ii) reviews operational risks associated with the Company’s businesses; (iii) reviews the Company’s policies and programs to promote cyber security; (iv) reviews reports regarding the Company’s code of ethical conduct for employees to the extent relating to safety, environmental and regulatory compliance matters; and (v) keeps abreast of the regulatory environment within which the Company operates.

Executive Committee

The Committee has limited powers to act on behalf of the Board of Directors between regularly scheduled meetings on matters that cannot be delayed.

Selection of Board Candidates

The Corporate Governance Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. The Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and the ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths, recognizing that diversity is a critical element to enhancing board effectiveness. The Committee continuously evaluates these desired attributes in light of the Company’s strategy and needs as part of its Director succession planning process. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of strategic importance to the Company, such as general management, finance, energy distribution, international business, law and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees. With respect to incumbent Directors, the Committee also considers the past performance of each Director. As part of the annual process of nominating independent Board candidates, the Committee obtains an opinion of the Company’s legal counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards.

The Corporate Governance Committee considers recommendations from a wide variety of its business contacts, including current Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. The Committee also uses the services of third-party search firms to assist it in identifying and evaluating possible nominees for Director. The Board reviews and has final approval of all potential Director nominees for election to the Board. During Fiscal 2018, the Board of Directors, upon recommendation by the Corporate Governance Committee, elected Alan N. Harris as a member of the Board, and selected Kelly A. Romano as a director-nominee to stand for election at the 2019 Annual Meeting of Shareholders. Mr. Harris’ and Ms. Romano’s biographies and qualifications are set forth in ITEM 1 – Election of Directors, beginning on page 6. In selecting Mr. Harris and Ms. Romano, the Corporate Governance Committee and the Board considered the overall diversity, skills and qualifications of the Board as a whole as well as the Company’s strategic direction and director succession planning.

Shareholders may submit written recommendations for director-nominees to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. If you intend to nominate a candidate from the floor at the Annual Meeting, please contact the Corporate Secretary.

Board Evaluation Process

The Board is committed to a comprehensive annual performance self-assessment process, which seeks to determine whether it and its Committees function effectively. This self-assessment process is also linked with the Board’s long-term succession planning practices and Board refreshment, generally. The Corporate Governance Committee is responsible for overseeing this formal process with the assistance of outside counsel. Each year, the Committee reviews the overall evaluation process, as well as the substantive matters to be addressed by the evaluation process, with the goal to identify opportunities for improvement, as appropriate. The results of the assessments, which are collected and summarized by outside counsel, are discussed with the Committees and with the full Board. Any items requiring additional consideration are monitored by the Corporate Secretary throughout the subsequent year for follow-up action, as appropriate.

The Board evaluation process is conducted, in alternating years, by either a written questionnaire or by a series of interviews conducted by the independent Chair. During Fiscal 2018, each Director completed a written questionnaire regarding the effectiveness of the Board and each committee on which the Director serves. Outside counsel received the completed questionnaires, compiled the results and prepared a summary. The summary is used as a basis for discussion by each of the committees and the Board in identifying opportunities for improvement or suggestions for improving the effectiveness of the Board, as well as identifying changes to the Board’s policies and procedures in order to best enable the Board to discharge its oversight responsibilities.

Investor Outreach

UGI seeks regular engagement with investors to communicate our strategy and solicit feedback from the investment community. Management periodically engages a third-party consultant to obtain independent feedback from our investors. In Fiscal 2018, we participated in a number of investor conferences, roadshows, meetings at our corporate office, and telephonic discussions with investors. These meetings occurred both in the United States and in Europe and were attended by various members of the Company’s senior management, including our Chief Executive Officer, Chief Financial Officer, Treasurer, and/or senior members of our business unit management teams. Management periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board of Directors, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. Additionally, the Compensation and Management Development Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2018 Annual Meeting, over 94% of the Company’s shareholders showed their strong support by voting to approve the compensation of the Company’s named executive officers.

Code of Ethics

The Company has adopted (i) a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes are posted on the Company’s website, www.ugicorp.com, under Investor Relations – Corporate Governance. All of these documents are also available free of charge by writing to the Treasurer of UGI Corporation at P.O. Box 858, Valley Forge, PA 19482.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Management Development Committee are Mrs. Pol and Messrs. Gochnauer and Hermance. Roger B. Vincent, a director until his retirement in January 2018, was a member of the Compensation and Management Development Committee during a portion of Fiscal 2018. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of UGI Corporation is a director.

Communications with the Board

You may contact the Board of Directors, an individual independent Director, or the independent Directors as a group by writing to them c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482. These contact instructions have been posted on the Company’s website at www.ugicorp.com under Investor Relations – Corporate Governance.

Any communications directed to the Board of Directors, an individual independent Director, or the independent Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

All other communications directed to the Board of Directors, an individual independent Director, or the independent Directors as a group are initially reviewed by the Corporate Secretary. In the event the Corporate Secretary has any question as to whether the Directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Secretary will distribute communications to the Board, an individual director, or to selected directors, depending on the content of the communication.

Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to, junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls and business solicitations or advertisements.

COMPENSATION OF DIRECTORS

The table below shows the components of director compensation for Fiscal 2018. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

Director Compensation Table – Fiscal 2018
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
M. S. Bort	100,000	179,527	68,162	0	0	0	347,689
T. A. Dosch	87,500	143,400	68,162	0	0	0	299,062
R. W. Gochnauer	90,000	170,235	68,162	0	0	0	328,397
A. N. Harris	45,918	109,500	52,412	0	0	0	207,830
F. S. Hermance	90,000	167,961	68,162	0	0	0	326,123
A. Pol	95,000	136,014	68,162	0	749	0	299,925
M. O. Schlanger	290,000	360,387	116,634	0	0	0	767,021
J. B. Stallings, Jr.	90,000	149,593	68,162	0	0	0	307,755
R. B. Vincent	28,664	51,869	0	0	0	0	80,533

(1)

Annual Retainers. In Fiscal 2018, the Company paid its non-management Directors an annual retainer of $80,000 for Board service and paid an additional annual retainer of $10,000 to members of the Audit Committee, other than the chairperson. The Company also paid an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows: Audit, $20,000; Compensation and Management Development, $15,000; Corporate Governance, $10,000; Safety, Environmental and Regulatory Compliance, $10,000; and the Pension Committee of the Board of Directors of UGI Utilities, Inc., a wholly-owned subsidiary of the Company, $10,000. In addition, the Company paid Mr. Schlanger an annual retainer of $280,000 for his service as independent Chairman. The Company pays no meeting attendance fees. Messrs. Harris and Vincent received compensation that was pro-rated based on their respective service on the Board of Directors during Fiscal 2018.

(2)

Stock Awards. All Directors named above, excluding Messrs. Harris and Vincent, received 3,000 stock units in Fiscal 2018 as part of their annual compensation. In addition, Mr. Schlanger received 2,100 stock units in Fiscal 2018 for his service as Non-Executive Chairman. The stock units were granted under the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”). Mr. Harris received a prorated grant of 2,500 stock units as part of his annual compensation upon his election to the Board of Directors on March 5, 2018. Mr. Vincent received dividend equivalents upon his retirement from the Board of Directors. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2018, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. The dollar value shown in column (c) above reflects each Director’s annual award, as well as the accumulation of stock units credited upon the conversion of dividend equivalents. The grant date fair value of (i) each Director’s annual award of 3,000 stock units was $142,650, and (ii) Mr. Schlanger’s annual award of 5,100 stock units was $242,505. The grant date fair value of Mr. Harris’ annual award of 2,500 stock units was $109,500. The grant date fair value of the stock units credited upon the conversion of dividend equivalents to stock units in Fiscal 2018 was as follows: Ms. Bort, $36,877; Mr. Dosch, $750; Mr. Gochnauer, $27,585; Mr. Hermance, $25,311; Mrs. Pol, $136,014; Mr. Schlanger, $117,882; and Mr. Stallings, $6,943; and Mr. Vincent, $51,869. For the number of stock units credited to each Director’s account as of September 30, 2018, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS—SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, pages 61-62.

(3)

Stock Options. All non-management Directors, excluding Mr. Harris, received 9,000 stock options in Fiscal 2018 as part of their annual compensation. In addition, Mr. Schlanger received 6,400 stock options in Fiscal 2018 for his service as Non-Executive Chairman. Mr. Harris received a prorated grant of 7,500 stock options as part of his annual compensation upon his election to the Board of Directors on March 5, 2018. The options were granted under the 2013 Plan. The option exercise price is not less than 100 percent of the fair market value of the common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability or death. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2013 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2018 award. For the number of stock options held by each Director as of September 30, 2018, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS—SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, pages 61-62.

(4)

The amounts shown in column (f) represent above-market earnings on deferred compensation. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Director Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the deferred compensation plan for Fiscal 2018 was 3.16 percent, which is 120 percent of the federal long-term rate for December 2017.

Stock Ownership Guidelines and Equity Plan Limits for Independent Directors: All independent directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Directors’ annual cash retainer and to achieve the target level of common stock ownership within five years after joining the Board.

The Company has a $500,000 annual limit with respect to individual Director equity awards. In establishing this limit, the Board of Directors considered competitive pay levels as well as the need to retain its current Directors and attract new Directors with the relevant skills and attributes desired in director candidates.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written policy that applies to transactions with related parties. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and Securities and Exchange Commission audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at www.ugicorp.com (Investor Relations / Corporate Governance / Committees). As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of, and oversee the work of, the Company’s independent auditors, as well as review the services performed by the Company’s internal audit department.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2018. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee appointed Ernst & Young LLP (“EY”) to audit the Company’s financial statements as of and for Fiscal 2018. In August 2014, the Committee first approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2015. The Committee considered a variety of factors in selecting EY as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the overall depth of talent, and EY’s experience with the Company’s industry and companies of similar scale and size. In determining whether to reappoint EY as the Company’s independent registered public accounting firm for Fiscal 2018, and in evaluating the forthcoming audit partner rotation for Fiscal 2020 in accordance with applicable rules and regulations, the Committee again took those factors into consideration along with its review of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting as well as the expertise and experience of the audit partner candidates. EY’s audit report appears in our Annual Report on Form 10-K for Fiscal 2018. The Committee is responsible for the audit fee negotiations associated with the retention of EY and the final approval of EY’s lead audit partner.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2018 for filing with the SEC.

Audit Committee

M. Shawn Bort, Chair

Theodore A. Dosch

James B. Stallings, Jr.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by Ernst & Young LLP of the professional services described below was compatible with Ernst & Young LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving audit and permissible non-audit services provided by the independent accountants. The Audit Committee has also delegated limited approval authority to its chair, such authority to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accountants in Fiscal 2018 and 2017, were as follows:

	2018	2017
Audit Fees(1)	$9,222,787	$7,497,654
Audit-Related Fees(2)	$361,487	$714,328
Tax Fees(3)	$29,825	$85,119
All Other Fees(4)	$223,182	$272,128

Total Fees for Services Provided	$9,837,281	$8,569,229

(1)

Audit Fees for Fiscal 2018 and Fiscal 2017 were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) statutory audits, (iii) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners, L.P. and UGI Utilities, Inc., and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

(2)	Audit-Related Fees for Fiscal 2018 and Fiscal 2017 relate to audits of subsidiary financial statements, debt compliance letters and pre-system implementation reviews.
(3)	Tax Fees for Fiscal 2018 and 2017 were for tax compliance or advisory services at the Company and the Company’s international subsidiaries.
(4)

All Other Fees for Fiscal 2018 and Fiscal 2017 were for software license fees, services provided for sustainability assessment, and services provided for the implementation of Accounting Standards Codification 606, “Revenue from Contracts with Customers.”

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and the Company’s proxy statement for the 2019 Annual Meeting of Shareholders.

Compensation and Management

Development Committee

Anne Pol, Chair

Richard W. Gochnauer

Frank S. Hermance

Notwithstanding anything to the contrary, the reports of the Compensation and Management Development Committee and the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: John L. Walsh, our President and Chief Executive Officer; Ted J. Jastrzebski, our Chief Financial Officer; Roger Perreault, our Executive Vice President, Global LPG, since October 1, 2018, and the President of our subsidiary, UGI International, LLC (“UGI International”); Robert F. Beard, our Executive Vice President, Natural Gas, since October 1, 2018, and the President and Chief Executive Officer of our subsidiary, UGI Utilities, Inc. (“Utilities”); Monica M. Gaudiosi, our Vice President, General Counsel and Secretary; Kirk R. Oliver, our former Chief Financial Officer, through May 11, 2018; and Jerry E. Sheridan, the former President and Chief Executive Officer of our subsidiary, AmeriGas Propane, Inc. (“AmeriGas Propane”), through September 18, 2018. We refer to these executive officers as our “named executive officers” for Fiscal 2018.

Compensation decisions for Mr. Walsh were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee, while compensation decisions for Messrs. Jastrzebski, Perreault and Oliver and Ms. Gaudiosi were made by the Compensation and Management Development Committee. Compensation decisions for Mr. Beard were made by the independent members of the Board of Directors of Utilities, after receiving the recommendation of its Compensation and Management Development Committee, and compensation decisions for Mr. Sheridan were made by the independent members of the Board of Directors of AmeriGas Propane, the General Partner of AmeriGas Partners, L.P. (“AmeriGas Partners”), after receiving the recommendation of its Compensation/Pension Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation, Utilities, and AmeriGas Propane, and the term “Committee” or “Committees” to refer to the UGI Corporation Compensation and Management Development Committee, the Utilities Compensation and Management Development Committee, and/or the AmeriGas Propane Compensation/Pension Committee, as appropriate, in the relevant compensation discussions, unless the context indicates otherwise.

EXECUTIVE SUMMARY

Our compensation program for named executive officers is designed to provide a competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the level of compensation received by the Company’s named executive officers in Fiscal 2018 reflects solid performance by the Company during Fiscal 2018 as well as the Company’s outstanding returns to its shareholders.

•	Overview of Performance

The following are some of the Company’s Fiscal 2018 highlights:

•	Fiscal 2018 earnings per share of $4.06 and adjusted diluted earnings per share[1] (“Adjusted EPS”) of $2.74 were new earnings records for the Company.

•	The Board of Directors increased the annual dividend by approximately 4% (the 31st consecutive year of annual dividend increases).

•

Significant progress was made on growth projects during Fiscal 2018, including expansion of the Company’s geographic footprint in Italy, expansion of the Company’s liquefied natural gas liquefaction peaking capacity and enhancement of the Company’s natural gas infrastructure assets.

1 UGI Corporation’s Fiscal 2018 earnings per share is adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions (principally comprising changes in unrealized gains and losses on such derivative instruments) ($0.50 per diluted share), (ii) integration expenses associated with the Finagaz acquisition in France ($0.10 per diluted share), (iii) the remeasurement impact on net deferred tax liabilities from a change in French corporate income tax rate ($0.07), (iv) the remeasurement impact on net deferred tax liabilities from U.S. tax reform legislation ($0.93 per diluted share), and (v) the impact of the impairment of AmeriGas Propane, L.P.’s tradenames and trademarks ($0.08 per diluted share).

•	Fiscal 2018 Components

The following chart summarizes the principal elements of our Fiscal 2018 executive compensation program. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2018

Component	Principal Objectives	Fiscal 2018 Compensation Actions
Base Components

Salary	Compensate executive as appropriate for his or her position, experience and responsibilities based on market data.	Merit salary increases ranged from 2.0% to 3.5%.

Annual Bonus Awards	Motivate executive to focus on achievement of our annual business objectives.	Target incentives ranged from 50% to 125% of salary. Actual bonus payouts to our named executive officers ranged from 92% to 118% of target, primarily based on achievement of financial goals.

Cash Bonus (Discretionary bonus to Mr. Beard)	Recognize an executive’s leadership and execution of the infrastructure replacement program.	On November 15, 2018, the Utilities’ Committee and the independent members of the Utilities’ Board of Directors approved a discretionary bonus award to Mr. Beard in the amount of $30,000.
Long-Term Incentive Awards

Stock Options

Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of stock options is a function of the price of our stock.

The number of shares underlying option awards ranged from 33,000 shares to 260,000 shares.

Performance Units (UGI Corporation)	Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to other utility-based companies.

The number of performance units awarded in Fiscal 2018 ranged from 3,900 to 37,000. Performance units (payable in UGI Corporation common stock, other than for Mr. Sheridan) will be earned based on total shareholder return (“TSR”) of Company stock relative to entities in an industry index over a three-year period.

Performance Units (AmeriGas Partners)	Align executive interests with unitholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total AmeriGas unitholder return that compares favorably to other energy master limited partnerships and its two propane peer companies; further align Mr. Sheridan’s long-term compensation with strategic goals and objectives related to customer gain/loss performance.

A portion of Mr. Sheridan’s performance units (payable in AmeriGas Partners common units) will be earned based on total unitholder return (“TUR”) relative to master limited partnerships in the Alerian MLP Index, modified by AmeriGas Partners’ TUR performance as compared to the other two propane distribution companies in the Alerian MLP Index, over a three-year period. The remaining portion of Mr. Sheridan’s performance units will be payable in AmeriGas Partners common units provided a customer gain/loss metric is met.

Component	Principal Objectives	Fiscal 2018 Compensation Actions
Long-Term Incentive Awards

Restricted Units	Attract and retain a new executive.

In connection with Mr. Jastrzebski’s commencement of employment, he received a restricted unit award of 12,000 shares of UGI Corporation common stock, 6,000 of which will vest on the second anniversary of his date of hire and 6,000 of which will vest on the third anniversary of his date of hire.

•	Link Between Our Financial Performance and Executive Compensation

The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders, and in the case of AmeriGas Partners, our total return to our unitholders. We believe that the performance-based components of our compensation program, namely our stock options and performance units, have effectively linked our executives’ compensation to our financial performance. The following charts set forth the Company’s Adjusted EPS performance from Fiscal 2016 through Fiscal 2018 as well as the Company’s three-year stock performance compared to the S&P Utilities Index and the Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan.

To better illustrate the total direct performance-based compensation paid or awarded to Mr. Walsh in Fiscal 2018, 2017, and 2016, the following table is provided as supplemental information. A comparable illustration would apply to our other named executive officers. The information in the supplemental table below differs from the information in the Summary Compensation Table in several ways. Specifically, the table below omits the columns captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” because these amounts are not considered in establishing annual total cash compensation and total direct compensation and some of the amounts in those columns of the Summary Compensation Table can vary significantly from year to year. The table below shows Mr. Walsh’s direct compensation for the last three fiscal years. Mr. Walsh’s actual (or estimated in the case of performance related to Fiscal 2018) three-year long-term performance unit payouts during the period clearly demonstrate shareholder returns for the Company that are in excess of the returns of most companies included in the Company’s peer group. Similarly, the amount Mr. Walsh received as non-equity incentive compensation under the Company’s annual bonus plan is directly linked to the Company’s annual financial performance in each of Fiscal 2018, 2017, and 2016, as more clearly illustrated in Short-Term Incentives – Annual Bonuses below.

Fiscal Year	Salary	Non-Equity Incentive Compensation	Performance Unit Payout(1)		Intrinsic Value of Stock Options in Fiscal 2018 (Valued at 9/30/18)	Total Direct Compensation
2018	$1,196,845	$1,768,338	$5,523,000	(2)	$2,217,800	$10,705,983
2017	$1,173,380	$1,308,319	$1,610,551	(3)	$2,538,000	$6,630,250
2016	$1,133,704	$1,159,212	$5,806,080	(4)	$7,167,600	$15,266,596

(1)	Payout calculated for three-year performance periods based on calendar years, not fiscal years.

(2)	Estimated based on performance through October 31, 2018 for the 2016-2018 performance period based on the Company’s current rank equal to the 90th percentile compared to its peer group.

(3)	Actual payout for the 2015-2017 performance period based on the Company’s rank equal to the 41st percentile compared to its peer group.

(4)	Actual payout for the 2014-2016 performance period based on the Company’s rank equal to the 91st percentile compared to its peer group.

Short-Term Incentives — Annual Bonuses

Our annual bonuses are directly tied to key financial metrics for each executive. For Messrs. Walsh, Jastrzebski and Oliver and Ms. Gaudiosi, the financial metric is Adjusted EPS (as previously defined), which is then modified based on the achievement of a safety performance goal based on weighted average safety modifier results from AmeriGas Propane, Utilities, UGI Energy Services, LLC (“Energy Services”), and UGI International.

For Mr. Perreault, 90 percent of his target award opportunity was based on the Adjusted EBIT of UGI International, which was then modified based on the achievement of a safety performance goal for UGI International. The other 10 percent of Mr. Perreault’s target award opportunity was based on achievement of strategic international growth goals. For Mr. Perreault, the metric is adjusted earnings before interest and taxes of UGI International, adjusted to exclude the after-tax impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions at UGI International, integration expenses associated with the Finagaz acquisition in France and the impact on net deferred tax liabilities from a change in French corporate income tax rate (“Adjusted EBIT”). The Adjusted EBIT result for Mr. Perreault is then modified based on the achievement of a safety performance goal for UGI International. For Mr. Beard, the metric is adjusted net income of Utilities (“Adjusted Net Income”), which is then modified based on the achievement of a safety performance goal for Utilities. Mr. Sheridan’s annual bonus is tied to AmeriGas Propane’s earnings before interest expense, income taxes, depreciation and amortization, adjusted for Fiscal 2018 to exclude changes in unrealized gains or losses on commodity derivative instruments not associated with current period transactions at AmeriGas Propane and other gains and losses that AmeriGas Propane’s competitors do not necessarily have (“Adjusted EBITDA”) for 90 percent of the total bonus opportunity and structured so that no amount would be paid unless AmeriGas Propane’s Adjusted EBITDA equaled or exceeded 120 percent of the target amount. The percentage of target bonus payable based on the level of achievement of Adjusted EBIDTA is referred to as the “Adjusted EBITDA Leverage Factor.” The Adjusted EBITDA Leverage Factor is then modified based on the achievement of safety performance. The remaining 10 percent component of the bonus award opportunity was based on customer service goals, but this portion of the bonus award is only payable if there is at least a threshold payout under the Adjusted EBITDA financial component of the award.

As illustrated in the chart below, when the Company’s Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. Similarly, when Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. The foregoing correlation between the Adjusted EPS and bonus payout amounts would also be true with respect to the correlation between (i) Adjusted EBIT and Mr. Perreault’s bonus payout, (ii) Adjusted Net Income and Mr. Beard’s bonus payout, and (iii) Adjusted EBITDA and Mr. Sheridan’s bonus payout. Each Committee has discretion under our executive annual bonus plans to

(i) adjust Adjusted EPS, Adjusted EBIT, Adjusted Net Income and Adjusted EBITDA for extraordinary items or other events as the Committee deems appropriate, and (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent. See COMPENSATION DISCUSSION AND ANALYSIS — Elements of Compensation — Annual Bonus Awards, beginning on page 31. The following table demonstrates the strong link between Company financial performance and bonus payout percentages by illustrating that the Company’s Adjusted EPS (as compared to the targeted Adjusted EPS range) during each of the last three fiscal years directly correlates to the bonus payouts for our executives.

Fiscal Year	UGI Corporation Targeted Adjusted EPS Range	UGI Corporation Adjusted EPS for Bonus	% of Target Bonus Paid
2018	$2.45-$2.65	$2.55	118.2	% (1)
2017	$2.30-$2.45	$2.25	89.2%
2016	$2.15-$2.30	$2.05	81.8%

(1)

Adjusted EPS achieved for Fiscal 2018 was $2.74 and Adjusted EPS for bonus purposes, as adjusted to exclude all current-period impacts of U.S. tax reform legislation and the change in French corporate income tax rate, as modified by safety performance, was $2.55.

Long-Term Incentive Compensation

Our long-term incentive compensation program, principally comprised of stock options and performance units, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.

Long-Term Incentives — Stock Options

Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles in the United States (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From our executives’ perspectives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s common stock. As a result of the Company’s performance in Fiscal 2018, Fiscal 2017, and Fiscal 2016, the fiscal year-end intrinsic value of the options granted to our executives during those fiscal years is more than the amounts set forth in column (f) of the Summary Compensation Table. The table below illustrates the intrinsic value of the stock options granted to Mr. Walsh in Fiscal 2018, 2017 and 2016, respectively.

Fiscal Year	Number of Shares Underlying Options Granted to Mr. Walsh	Summary Compensation Table Option Awards Value	Exercise Price Per Share	Price Per Share at 9/30/18	Total Intrinsic Value of Options at 9/30/18
2018	260,000	$1,887,600	$46.95	$ 55.48	$ 2,217,800
2017	270,000	$2,041,200	$46.08	$ 55.48	$ 2,538,000
2016	330,000	$1,581,030	$33.76	$ 55.48	$ 7,167,600

Long-Term Incentives — Performance Units

Performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares or partnership units ultimately awarded is entirely dependent on the TSR on UGI Corporation common stock relative to a competitive peer group (or, in the case of Mr. Sheridan, TUR on AmeriGas Partners’ common units relative to a competitive peer group and achievement of a customer gain/loss goal), which will not be finally determined with respect to performance units granted in Fiscal 2018 until the end of calendar year 2020.

The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout in Fiscal 2019 using October 31, 2018, instead of December 31, 2018, as the end of the three-year performance period. The table also compares UGI Corporation’s TSR to the average shareholder return of the Company’s peer group. As of October 31, 2018, AmeriGas Partners’ TUR ranked 10th in the Alerian MLP Index group and 1st in the propane MLP Group, resulting in an estimated payout in Fiscal 2019 of 200 percent. AmeriGas Partners’ TUR ranked 1st, 3rd, and 10th in its peer group for the three-year periods ended December 31, 2017, December 31, 2016, and December 31, 2015, respectively, resulting in a 200 percent payout during each of Fiscal 2018 and Fiscal 2017 and a 162.5 percent payout during Fiscal 2016. AmeriGas Partners’ TUR in the fiscal year ended September 30, 2015 was below the threshold for payment.

Performance Period (Calendar Year)	UGI Corporation Total Shareholder Return Ranking Relative to Peer Group	UGI Corporation Total Shareholder Return (1)	Total Average Shareholder Return of Peer Group (Excluding UGI Corporation)	UGI Corporation Performance Unit Payout as a Percentage of Target
2016 — 2018 (2)	4th out of 30 (90th percentile)	66.8%	46.5%	199.1%
2015 — 2017	20th out of 33 (41st percentile)	38.9%	38.2%	71.9%
2014 — 2016	4th out of 34 (91st percentile)	78.7%	35.1%	200.0%
2013 — 2015	5th out of 36 (88th percentile)	74.9%	38.5%	196.4%
2012 — 2014	2nd out of 39 (97th percentile)	113.5%	55.9%	193.4%

(1)	Calculated in accordance with the 2004 Omnibus Equity Compensation Plan (the “2004 Plan”) or 2013 Plan, as applicable.

(2)

Estimated ranking and payout reflects the TSR of UGI Corporation for the 2016-2018 performance period through October 31, 2018. Actual payout will be determined December 31, 2018. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

TSR for UGI Corporation is compared to companies in the Adjusted Russell MidCap Utilities Index, while TUR for AmeriGas Partners is compared to the energy master limited partnerships and limited liability companies in the Alerian MLP Index. For Mr. Sheridan’s Fiscal 2018, 2017 and 2016 performance unit award, the Committee applied a second metric tied to AmeriGas Partners’ customer gain/loss performance. The Committee also added a modifier to the portion of Mr. Sheridan’s Fiscal 2018, Fiscal 2017 and Fiscal 2016 performance unit awards tied to AmeriGas Partners’ TUR performance compared to the Alerian MLP Index based on AmeriGas Partners’ performance compared to the other two retail propane distribution companies included in the Alerian MLP Index.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committees believe there is an appropriate link between executive compensation and the Company’s performance.

•	Compensation and Corporate Governance Practices

The Committees seek to implement and maintain sound compensation and corporate governance practices, which include the following:

•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•

The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant. The Committee believes that, during Fiscal 2018, there was no conflict of interest between Pay Governance and the Committee. In reaching the foregoing conclusions, the Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.

•	The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2018, 81 percent of the principal compensation components, in the case of Mr. Walsh, and

63 percent to 71 percent of the principal compensation components, in the case of all other named executive officers, except for Mr. Oliver, were variable and tied to financial and operational performance or TSR.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely stock options and performance units, so that executive officers’ interests are aligned with the interests of shareholders (unitholders in the case of Mr. Sheridan) and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based primarily on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance. Long-term incentives for Mr. Sheridan have been based on (i) AmeriGas Partners common unit values and relative common unit performance and (ii) customer gain/loss performance.

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We require a double trigger for the accelerated vesting of equity awards in the event of a change in control. We also have not entered into change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code since 2010. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 55.

•	We have meaningful stock ownership guidelines. See COMPENSATION DISCUSSION AND ANALYSIS — Equity Ownership Policy, beginning on page 42.

•

We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.

•

We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder and common unitholder value.

In Fiscal 2018, the components of our compensation program included salary, annual bonus awards, discretionary bonus awards, long-term incentive compensation (performance unit awards, restricted unit awards and UGI Corporation stock option grants), perquisites, retirement benefits and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

DETERMINATION OF COMPETITIVE COMPENSATION

In determining Fiscal 2018 compensation, the Committees engaged Pay Governance as their compensation consultant. The primary duties of Pay Governance were to:

•	provide the Committees with independent and objective market data;

•	conduct compensation analyses;

•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;

•	review components of our compensation program as requested from time to time by the Committees and recommend plan design changes, as appropriate; and

•	provide general consulting services related to the fulfillment of the Committees’ charters.

Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committees. Pay Governance has provided market data for positions below the senior executive level as requested by management as well as market data for Director compensation, but its fees for this work historically are modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2017 by Pay Governance. Pay Governance provided us with two reports: the “2017 Executive Cash Compensation Review” and the “2017 Executive Long-Term Incentive Review.” We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committees do benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committees exercise discretion and also review other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s non-utility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Willis Towers Watson 2017 General Industry Executive Compensation Database (“General Industry Database”) and the Willis Towers Watson 2017 Energy Services Executive Compensation Database (“Energy Services Database”). Willis Towers Watson’s General Industry Database is comprised of approximately 500 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Willis Towers Watson Energy Services Database is comprised of approximately 125 companies, primarily utilities. For Messrs. Walsh, Jastrzebski and Oliver and Ms. Gaudiosi, Pay Governance weighted the General Industry Database survey data 75 percent and the Energy Services Database survey data 25 percent and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75 percent = $75,000) plus ($90,000 x 25 percent = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our non-utility and utility businesses. For Messrs. Sheridan and Perreault, we referenced the General Industry Database and, for Mr. Beard, we referenced the Energy Services Database. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of the “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. In other words, the adjustment reflects the expectation that a larger company would be more likely to pay a higher amount of compensation for the same position than a smaller company. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15 percent of the median going rate developed by Pay Governance to be competitive.

ELEMENTS OF COMPENSATION

•	Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company, AmeriGas Propane, Utilities, or UGI International, as the case may be.

As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by Pay Governance in July 2017, we increased the range of salary in each salary grade for Fiscal 2018 for each named executive officer, other than Mr. Walsh, by 2 percent. The Committee established Mr. Walsh’s Fiscal 2018 salary grade midpoint at the market median of comparable executives as identified by Pay Governance based on its analysis of the executive compensation databases. For Mr. Walsh, this resulted in an increase of the range of salary in his salary grade from the prior year of 2 percent.

For Fiscal 2018, the merit increases were targeted at 3 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Mr. Walsh, in his capacity as chief executive officer of the Company, had additional goals and objectives for Fiscal 2018, as established during the first quarter of Fiscal 2018. Mr. Walsh’s annual goals and objectives included the development of an organizational succession plan, the enterprise-wide alignment of the Company’s critical processes, the recruitment of experienced individuals to fill key roles within the organization, achievement of annual financial and strategic goals and leadership in identifying investment opportunities for the Company and its subsidiaries. All named executive officers received a salary in Fiscal 2018 that was within 91 percent to 120 percent of the midpoint for his or her salary range.

The following table sets forth each named executive officer’s Fiscal 2018 salary.

Name	Salary	Percentage Increase over Fiscal 2018 Salary
John L. Walsh	$1,196,845	2.0%
Ted J. Jastrzebski (1)	$650,000	N/A
Roger Perreault	$577,837	2.5%
Robert F. Beard	$354,432	3.0%
Monica M. Gaudiosi	$475,345	3.5%
Kirk R. Oliver (2)	$549,315	0.0%
Jerry E. Sheridan	$563,407	2.0%

(1)

Mr. Jastrzebski’s salary was prorated in Fiscal 2018 based on his commencement of employment with UGI. As a result, Mr. Jastrzebski’s actual salary received in Fiscal 2018 (based on his employment commencement date of May 22, 2018) was $210,000.

(2)	Mr. Oliver received a prorated salary of $365,770 in Fiscal 2018 based on his separation date of May 11, 2018.

•	Annual Bonus Awards

In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we positioned the amount at approximately the 50th percentile for comparable positions.

Messrs. Walsh, Jastrzebski and Perreault and Ms. Gaudiosi participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”), and prior to his departure, Mr. Oliver participated in the UGI Bonus Plan. Mr. Sheridan participates in the AmeriGas Propane Executive Annual Bonus Plan (the “AmeriGas Bonus Plan”) and Mr. Beard participates in the UGI Utilities, Inc. Executive Annual Bonus Plan (the “Utilities Bonus Plan”). For Messrs. Walsh and Jastrzebski and Ms. Gaudiosi, the entire target award opportunity was based on the Company’s Adjusted EPS, which was then modified based on the achievement of a safety performance goal based on weighted average safety modifier results from AmeriGas Propane, Utilities, Energy Services, and UGI International. Ninety percent of Mr. Perreault’s target award opportunity was based on the Adjusted EBIT of UGI International, which was then modified based on the achievement of a safety performance goal for UGI International. The other 10 percent of Mr. Perreault’s target award opportunity was based on achievement of strategic international growth goals. Mr. Beard’s target award opportunity was based on Adjusted Net Income, which was then modified based on the achievement of a safety performance goal for Utilities. We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and Adjusted EPS, Adjusted EBIT, and Adjusted Net Income, all as modified as described herein, provide straightforward, “bottom line” measures of the performance of an executive in a large, well-established corporation.

For similar reasons, 90 percent of Mr. Sheridan’s target award opportunity was based on AmeriGas Partners’ Adjusted EBITDA, subject to modification based on achievement of a safety performance goal, as described below. The other 10 percent of Mr. Sheridan’s target award opportunity was based on achievement of customer service goals, but contingent on a payout under the financial component of the award. We believe that customer service for AmeriGas Partners is an important component of the bonus calculation because we foresee no or minimal growth in total demand for propane in the next several years, and, therefore, customer service is an important factor in our ability to improve the long-term financial performance of AmeriGas Partners. We also believe that achievement of superior safety performance is an important short-term and long-term strategic initiative and is therefore included as a component of the AmeriGas Propane bonus calculation.

Each Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS, Adjusted EBIT, Adjusted EBITDA and Adjusted Net Income for extraordinary items or other events as the Committee deems appropriate, (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent, and (iii) review quantitative factors (such as Company performance) and qualitative factors (such as individual performance and overall contributions to the Company) when determining the annual bonus to be paid to an executive who terminates employment during the fiscal year on account of retirement, death or disability. The UGI Bonus Plan, the Utilities Bonus Plan, and the AmeriGas Bonus Plan each provides that, unless the Committee determines otherwise, all executive officers who have not fulfilled their respective equity ownership requirements receive as part of their ongoing compliance up to 10 percent of their gross annual bonus in fully vested UGI Corporation common stock or AmeriGas Partners common units, as applicable.

The bonus award opportunity for each of Messrs. Walsh, Jastrzebski, and Oliver and Ms. Gaudiosi was structured so that no amount would be paid unless the Company’s Adjusted EPS, as modified based on the achievement of a safety performance goal based on weighted average safety modifier results from AmeriGas Propane, Utilities, Energy Services, and UGI International, was at least 80 percent of the target amount. With respect to the financial performance portion of the award, the target bonus award would be paid out if the Company’s Adjusted EPS was 100 percent of the targeted Adjusted EPS and the maximum award, equal to 200 percent of the target award, would be payable if Adjusted EPS equaled or exceeded 120 percent of the Adjusted EPS target. The targeted Adjusted EPS for bonus purposes for Fiscal 2018 was established to be in the range of $2.45 to $2.65 per share. Adjusted EPS achieved for Fiscal 2018 was $2.74 and Adjusted EPS for bonus purposes, as adjusted to exclude all current-period impacts of U.S. tax reform legislation and the change in French corporate income tax rate, as modified by safety performance, was $2.55. As a result, Messrs. Walsh, and Jastrzebski, and Ms. Gaudiosi each received a bonus payout equal to 118.2 percent of his or her target award for Fiscal 2018, with 10 percent of Mr. Jastrzebski’s payout received in Company stock to satisfy ongoing stock ownership compliance requirements. Mr. Oliver received a bonus prorated through May 2018 equal to 100 percent of his target award for Fiscal 2018.

For Mr. Perreault, the 90 percent component of the bonus award opportunity based on UGI International’s Adjusted EBIT, subject to modification based on safety performance, was structured so that, with regard to the financial performance portion of the award, no amounts would be paid unless UGI International’s Adjusted EBIT was at least 80 percent of the target amount, with the target bonus award being paid out if UGI International’s Adjusted EBIT was 100 percent of the targeted Adjusted EBIT. The maximum award, equal to 200 percent of the target award, would be payable if Adjusted EBIT equaled or exceeded 120 percent of the targeted Adjusted EBIT. The targeted Adjusted EBIT for bonus purposes for Fiscal 2018 was established to be in the range of $240 million to $270 million, and Adjusted EBIT achieved by UGI International for Fiscal 2018 was approximately $243 million. In addition, 10 percent of Mr. Perreault’s bonus award opportunity was structured so that no amounts would be paid unless 60 percent of the target growth goal was achieved, with the target bonus award being paid out if the growth goal was 100 percent of the targeted goal. The maximum award, equal to 150 percent of the targeted award, would be payable if the growth goal exceeded the growth goal target. As a result of the foregoing, Mr. Perreault received a bonus payout equal to 106.5 percent of his target award for Fiscal 2018, with 10 percent of such payout received in Company stock to satisfy ongoing stock ownership compliance requirements.

For Mr. Beard, the bonus award opportunity based on Utilities’ Adjusted Net Income, as modified based on the achievement of a safety performance goal for Utilities, was structured so that, with regard to the financial performance portion of the award, no amounts would be paid unless Utilities’ Adjusted Net Income was at least 80 percent of the target amount, with the target bonus award being paid out if Utilities’ Adjusted Net Income was 100 percent of the targeted Adjusted Net Income. The maximum award, equal to 150 percent of the target award, would be payable if Adjusted Net Income equaled or exceeded 120 percent of the targeted Adjusted Net Income. The targeted Adjusted Net Income for bonus purposes for Fiscal 2018 was established to be in the range of $120 million to $140 million, and Adjusted Net Income achieved by Utilities for Fiscal 2018 was approximately $134 million. As a result of the foregoing, Mr. Beard received a bonus payout equal to 111.2 percent of his target award for Fiscal 2018.

For Mr. Sheridan, 90 percent of the bonus award opportunity is based on Adjusted EBITDA of AmeriGas Partners, subject to modification based on safety performance. This portion of Mr. Sheridan’s bonus award opportunity is structured so that no amount would be paid unless AmeriGas Partners’ Adjusted EBITDA was at least 80 percent of the target amount, while 200 percent of the target bonus could be payable if Adjusted EBITDA equaled or exceeded 120 percent of the target amount. The percentage of target bonus payable based on the level of achievement of Adjusted EBITDA is referred to as the “Adjusted EBITDA Leverage Factor.” The Adjusted EBITDA Leverage Factor is then modified to reflect the degree of achievement of a predetermined safety performance objective tied to AmeriGas Propane’s Fiscal 2018 Occupational Safety and Health Administration (“OSHA”) recordables (“Safety Leverage Factor”). For Fiscal 2018, the percentage representing the Safety Leverage Factor ranged from 80 percent if the performance target was not achieved, to a maximum of 120 percent if performance exceeded the target. We believe the Safety Leverage Factor for Fiscal 2018 represented an achievable but challenging performance target. Once the Adjusted EBITDA Leverage Factor and Safety Leverage Factor are determined, the Adjusted EBITDA Leverage Factor is multiplied by the Safety Leverage Factor to obtain a total adjusted leverage factor (the “Total Adjusted Leverage Factor”). The Total Adjusted Leverage Factor is then multiplied by the target bonus opportunity to arrive at the 90 percent portion of the bonus award payable for the fiscal year. The actual Adjusted EBITDA achieved for Fiscal 2018 was $605.5 million. The applicable range for targeted Adjusted EBITDA for bonus purposes for Fiscal 2018 was $650 million to $690 million. Mr. Sheridan’s remaining 10 percent component of his bonus award opportunity was based on customer service goals, but this portion of Mr. Sheridan’s award is only payable if there is at least a threshold payout under the Adjusted EBITDA financial component of his award. For Fiscal 2018, AmeriGas Propane engaged a third party company to conduct customer surveys in order to better understand customer satisfaction with services provided by AmeriGas Propane. Each individual survey is given an overall satisfaction score and the scores are then aggregated by the third party company to calculate a total score known as a net promoter score. Mr. Sheridan’s award opportunity for the customer service component of his bonus was structured so that no amount would be paid unless the net promoter score was at least 85 percent of the net promoter score target, with the target bonus award being paid out if the net promoter score was 100 percent of the targeted goal. The maximum award, equal to 150 percent of the targeted award, would be payable if the net promoter score exceeded the net promoter score target. Based on (i) the Adjusted EBITDA Leverage Factor, as modified by the Total Adjusted Safety Leverage Factor (which exceeded the targeted amount), and (ii) the net promoter score (which was slightly below the net promoter score target), Mr. Sheridan’s bonus payout will be equal to 91.7 percent of his target award for Fiscal 2018.

The following annual bonus payments were made for Fiscal 2018:

Name	Percent of Target Bonus Paid	Payout
John L. Walsh	118.2%	$1,768,338
Ted J. Jastrzebski (1)	118.2%	$256,100
Roger Perreault (1)	106.5%	$400,008
Robert F. Beard	111.2%	$197,064
Monica M. Gaudiosi	118.2%	$393,300
Kirk R. Oliver (2)	100.0%	$274,658
Jerry E. Sheridan	91.7%	$413,315

(1)	Messrs. Jastrzebski and Perreault each received 10 percent of their annual bonus payments in Company stock in accordance with the Company’s stock ownership policy.

(2)	Mr. Oliver received a bonus prorated through May 2018 equal to 100 percent of his target award for Fiscal 2018.

•	Long-Term Compensation — Fiscal 2018 Equity Awards

Background and Determination of Grants — Stock Options, Performance Units and Restricted Units

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2018 included UGI Corporation stock option grants and either UGI Corporation or AmeriGas Partners performance unit awards. Each performance unit represents the right of the recipient to receive a share of common stock or a common unit if specified performance goals and other conditions are met. In addition, Mr. Jastrzebski received a UGI Corporation restricted unit award of 12,000 UGI Corporation restricted stock units, with dividend equivalents, in connection with the commencement of his employment. Each stock unit represents a share of UGI Corporation common stock, 6,000 of which will vest on the second anniversary of Mr. Jastrzebski’s employment commencement date and 6,000 of which will vest on the third anniversary of Mr. Jastrzebski’s employment commencement date.

UGI Corporation stock options, performance units and restricted units were awarded under the 2013 Plan. AmeriGas Partners performance units were awarded under the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the “AmeriGas 2010 Plan”). UGI Corporation stock options generally have a term of ten years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Messrs. Walsh, Jastrzebski, Perreault, Beard, and Oliver and Ms. Gaudiosi were each awarded UGI Corporation performance units tied to the three-year TSR performance of the Company’s common stock relative to that of the companies in the Adjusted Russell MidCap Utilities Index. Mr. Sheridan was awarded AmeriGas Partners performance units tied to (i) a relative TUR metric based on the Alerian MLP Index, as modified by AmeriGas Partners’ TUR performance compared to the other two retail propane distribution companies in the Alerian Index, and (ii) a customer gain/loss metric.

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2018, we initially referenced (i) median salary information, and (ii) competitive market-based long-term incentive compensation information, both as calculated by Pay Governance.

Except for Mr. Sheridan, we initially applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. Because Mr. Sheridan was an executive officer employed by AmeriGas Propane, we initially applied approximately 30 percent of the amount of his long-term incentive opportunity to stock options, and approximately 70 percent to AmeriGas performance units (30 percent is applied to AmeriGas Partners’ performance compared to the Alerian MLP Index, as modified by AmeriGas Partners’ TUR performance compared to the other two publicly traded retail propane distribution companies, Ferrellgas Partners, L.P. and Suburban Propane Partners, L.P. (the “Propane MLP Group”), and 40 percent is tied to a customer gain/loss performance metric). We believe this bifurcation provides a good balance between two important goals. Because the value of stock options is a function of the appreciation or depreciation of our stock price, stock options are designed to align the executive’s interests with shareholder interests. As explained in more detail below, the performance units are designed to encourage increased total shareholder or unitholder return over a period of time.

For Fiscal 2018 equity awards, Pay Governance provided competitive market incentive levels based on its assessment of accounting values. Pay Governance then provided data for our long-term incentive values by utilizing accounting values. Accounting values are reported directly by companies to the survey databases and are determined in accordance with GAAP.

While management used the Pay Governance calculations as a starting point, in accordance with past practice, management recommended adjustments to the aggregate number of Company stock options and Company and AmeriGas Partners performance units calculated by Pay Governance. The adjustments were designed to address historic grant practices, internal pay equity (both within and among our business units) and the policy of the Company that the three-year average of the annual number of equity awards made under the Company’s 2013 Plan for the fiscal years 2016 through 2018, expressed as a percentage of common shares outstanding at fiscal year-end, will not exceed 2 percent. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share, and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal 4.67 shares. The adjustments generally resulted in (i) a decrease in the number of shares underlying stock options for Messrs. Walsh and Perreault and an increase for all other NEOs and (ii) a decrease in the number of performance units awarded to Mr. Walsh and an increase for all other NEOs, in each case as compared to amounts calculated by Pay Governance using accounting values.

As a result of the Committee’s acceptance of management’s recommendations, the named executive officers, with the exception of Mr. Jastrzebski, received between approximately 83 percent and 118 percent of the total dollar value of long-term compensation opportunity recommended by Pay Governance using accounting values. The actual grant amounts based on the foregoing analysis are as follows:

Name	Stock Options # Granted	Performance Units # Granted
John L. Walsh	260,000	37,000
Ted J. Jastrzebski (1)	155,000	21,000(2)
Roger Perreault	50,000	8,500
Robert F. Beard	33,000	3,900
Monica M. Gaudiosi	60,000	8,500
Kirk R. Oliver	0	0
Jerry E. Sheridan	50,000	16,850(3)

(1)

In connection with the commencement of Mr. Jastrzebski’s employment, he was also awarded 12,000 restricted stock units with dividend equivalents, which represent time-restricted shares of UGI Corporation common stock.

(2)

In connection with the commencement of Mr. Jastrzebski’s employment, he received (i) 4,000 performance units for the measurement period commencing January 1, 2016 and ending December 31, 2018, (ii) 7,000 performance units for the measurement period commencing January 1, 2017 and ending December 31, 2019, and (iii) 10,000 performance units for the measurement period commencing January 1, 2018 and ending December 31, 2020.

(3)

Constitutes AmeriGas Partners performance units. 5,600 performance units are tied to AmeriGas Partners’ TUR performance compared to the companies in the Alerian MLP Index, as modified by AmeriGas Partners’ TUR performance compared to the Propane MLP Group, and 11,250 performance units are tied to the customer gain/loss metric.

Peer Groups and Performance Metrics

While the number of performance units awarded to the named executive officers was determined as described above, the actual number of shares or units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR (or AmeriGas Partners’ comparative TUR) over the period from January 1, 2018 to December 31, 2020. Specifically, with respect to Company performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the Adjusted Russell MidCap Utilities Index as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the Adjusted Russell MidCap Utilities Index for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the Adjusted Russell MidCap Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company that was included in the Adjusted Russell MidCap Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. The companies in the Adjusted Russell MidCap Utilities Index as of January 1, 2018 were as follows:

Alliant Energy Corporation	Edison International	Pinnacle West Capital Corp.
Ameren Corporation	Entergy Corporation	PPL Corporation
American Water Works Company, Inc.	Eversource Energy	Public Service Enterprise Group
Aqua America, Inc.	FirstEnergy Corp.	SCANA Corporation
Atmos Energy Corporation	Great Plains Energy Incorporated	Sempra Energy
Avangrid, Inc.	Hawaiian Electric Industries, Inc.	The AES Corporation
Calpine Corporation	MDU Resources Group, Inc.	Vectren Corporation
CenterPoint Energy, Inc.	National Fuel Gas Company	Vistra Energy Corporation
CMS Energy Corporation	NiSource Inc.	WEC Energy Group, Inc.
Consolidated Edison, Inc.	NRG Energy, Inc.	Westar Energy, Inc.
DTE Energy Company	OGE Energy Corp.	Xcel Energy Inc.

The Committee determined that the Adjusted Russell MidCap Utilities Index is an appropriate peer group because the companies included in the Russell MidCap Utilities Index generally are comparable to the Company in terms of market capitalization and the Company is included in the Russell MidCap Utilities Index. Beginning in November 2010, the Company, with approval of the Committee, excluded telecommunications companies from the peer group because the nature of the telecommunications business is markedly different from that of other companies in the utilities industry.

Mr. Sheridan was awarded AmeriGas Partners performance unit awards tied to two different metrics: (i) the three-year TUR performance of AmeriGas Partners common units relative to that of the entities in the Alerian MLP Index, as modified based on the three-year TUR performance of AmeriGas Partners common units relative to that of the other companies in the Propane MLP Group, and (ii) a customer gain/loss metric. The Committee determined that a metric directly tied to customer gains and losses would strengthen the link between pay and performance and advance AmeriGas Partners’ long-term strategic goals and objectives. With respect to AmeriGas Partners performance units tied to the Alerian MLP Index, we will compare the TUR of AmeriGas Partners’ common units relative to the TUR performance of those entities comprising the Alerian MLP Index as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TUR, we use the average of the daily closing prices for AmeriGas Partners’ common units and those of each of the entities in the Alerian MLP Index for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. If an entity is added to the Alerian MLP Index during a three-year performance period, we do not include that entity in our TUR analysis. We will only remove a company that was included in the Alerian MLP Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. The companies in the Alerian MLP Index as of January 1, 2018 were as follows:

Alliance Resource Partners, L.P.	Enterprise Products Partners, L.P.	Shell Midstream Partners L.P.
AmeriGas Partners, L.P.	EQT Midstream Partners, L.P.	Spectra Energy Partners, LP
Andeavor Logistics LP	GasLog Partners LP	Suburban Propane Partners, L.P.
Antero Midstream Partners, L.P.	Genesis Energy, L.P.	Summit Midstream Partners L.P.
Boardwalk Pipeline Partners L.P.	Golar LNG Partners, L.P.	Sunoco L.P.
Buckeye Partners, L.P.	Holly Energy Partners, L.P.	Tallgrass Energy Partners L.P.
Cheniere Energy Partners, L.P.	Magellan Midstream Partners, L.P.	TC Pipelines, L.P.
Crestwood Equity Partners L.P.	MPLX, L.P.	Teekay LNG Partners L.P.
DCP Midstream Partners, LP	NGL Energy Partners, L.P.	Valero Energy Partners, L.P.
Dominion Midstream Partners, L.P.	Noble Midstream Partners LP	Viper Energy Partners LP
Enable Midstream Partners, L.P.	NuStar Energy L.P.	Western Gas Partners, LP
Enbridge Energy Partners, L. P.	Phillips 66 Partners, L.P.	Williams Partners L.P.
Energy Transfer Partners, L.P.	Plains All American Pipeline, L.P.
EnLink Midstream Partners, L.P.	Rice Midstream Partners, L.P.

For Company performance units tied to the Adjusted Russell Midcap Utilities Index, the minimum award, equivalent to 25 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 25th percentile of the Adjusted Russell MidCap Utilities Index. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 90th percentile of the Adjusted Russell MidCap Utilities Index.

The number of AmeriGas Partners common units underlying performance units tied to the Alerian MLP Index will be based upon AmeriGas Partners’ TUR rank relative to the Alerian MLP Index entities and is computed using a methodology analogous to that described above with regard to the Company’s TSR ranking. The result is then modified based on AmeriGas Partners’ TUR performance compared to the Propane MLP Group. If AmeriGas Partners’ Alerian TUR performance qualifies for a payout at the conclusion of the three-year period ending December 31, 2020, then that payout would be modified as follows: (i) if AmeriGas Partners’ TUR during the three-year period ranks first compared to the other companies in the Propane MLP Group, then the performance unit payout would be leveraged at 130 percent; (ii) if AmeriGas Partners’ TUR during the three-year period ranks second compared to the other companies in the Propane MLP Group, then the performance unit payout would be leveraged at 100 percent; and (iii) if AmeriGas Partners’ TUR during the three-year period ranks third compared to the other Propane MLP Group companies, then the performance unit payout would be leveraged at 70 percent. The overall payout is capped at 200 percent of the target number of performance units awarded. If one of the other two companies in the Propane MLP Group ceases to exist as a publicly traded company or declares bankruptcy (“Adjustment Event”) during the first year of the performance period, then the performance units will become payable at the end of the three-year performance period based on AmeriGas Partners’ TUR performance compared to the Alerian MLP Index and no modification will be made. If an Adjustment Event occurs during the second year of the performance period, then one-half of the modifier would be applied to the payout calculated under the Alerian MLP Index. If an Adjustment Event occurs during the third year of the performance period, then the full Propane MLP Group modifier would be calculated using the TUR as of the day immediately preceding the first public announcement of the Adjustment Event.

Each award payable to the named executive officers provides a number of the Company’s shares or AmeriGas Partners’ common units equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company or AmeriGas Propane, as the case may be, has the authority to provide for a cash payment to the named executives in lieu of a limited number of the shares or common units payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that executives earn shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.

All performance units have dividend or distribution equivalent rights, as applicable. A dividend equivalent is an amount determined by multiplying the number of performance units credited to the recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. A distribution equivalent relates to AmeriGas Partners common units and is determined in a similar manner. Accrued dividend and distribution equivalents are payable in cash based on the number of common shares or AmeriGas Partners’ common units, if any, paid out at the end of the performance period.

Discretionary Bonus Award

On November 15, 2018, the Utilities’ Committee and the independent members of the Utilities’ Board of Directors approved a discretionary bonus award to Mr. Beard in the amount of $30,000. The Committee granted the award in recognition of Mr. Beard’s leadership and execution of the infrastructure replacement program.

•	Long-Term Compensation — Payout of Performance Units for 2015-2017 Period

During Fiscal 2018, we paid out awards to those executives who received UGI performance units covering the period from January 1, 2015 to December 31, 2017. For that period, the Company’s TSR ranked 20th relative to the other companies in the Russell Midcap Utilities Index, placing the Company at the 41st percentile ranking, resulting in a 72 percent payout of the target award. For the performance period from January 1, 2015 to December 31, 2017, Mr. Sheridan received AmeriGas performance units tied to two different metrics: (i) the Alerian Index and (ii) customer gain/loss performance. AmeriGas Partners’ TUR ranked 1st relative to the other companies in the Alerian Index and the Propane MLP Group, placing the Company at the 100th percentile ranking and resulting in a maximum payout of 200 percent of the target award. Because the payout exceeded 100 percent, the AmeriGas 2010 Plan provides that cash will be paid in lieu of units for any amount in excess of the 100 percent target. Based on customer gain/loss performance during the performance measurement period, there was no payout with respect to the customer gain/loss performance metric. The performance unit payouts for Fiscal 2018 were as follows:

Name	Performance Unit Payout (#) (1)	Performance Unit Payout Value ($) (2)	Cash Payout ($) (3)
John L. Walsh (4)	21,549	$1,519,067	$91,484
Ted J. Jastrzebski (5)	N/A	N/A	N/A
Roger Perreault (4)	3,027	$202,542	$9,297
Robert F. Beard	2,092	$145,968	$8,791
Monica M. Gaudiosi (4)	4,823	$318,978	$19,210
Kirk R. Oliver (4)	7,173	$470,909	$28,360
Jerry E. Sheridan (6)	4,910	$321,299	$476,562

(1)	Number of units/shares paid out after withholding taxes.
(2)	Payout value based on performance units awarded before withholding taxes.
(3)	Includes award in excess of 100 percent and dividend or distribution equivalent payout.
(4)	Messrs. Walsh, Perreault, Beard, and Oliver and Ms. Gaudiosi received UGI performance units.
(5)	Mr. Jastrzebski did not receive a performance unit payout during Fiscal 2018.
(6)	Mr. Sheridan received AmeriGas Partners performance units.

•	Perquisites and Other Compensation

We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services (discontinued in Fiscal 2011 for newly hired executives), airline membership reimbursement and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. The aggregate cost of perquisites for all named executive officers in Fiscal 2018 was less than $10,000.

•	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees, although AmeriGas Propane provided certain enhanced disability and life insurance benefits to its senior executives, which for Mr. Sheridan had a total cost in Fiscal 2018 of less than $5,000.

ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Messrs. Walsh and Beard participate in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 51, for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations, up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. The Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100 percent of the first 6 percent of eligible compensation contributed by the employee in any pay period. Amounts credited to the employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Walsh, Jastrzebski, Perreault and Beard and Ms. Gaudiosi are eligible to participate in the UGI Savings Plan.

AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)

This plan is a tax-qualified defined contribution plan for AmeriGas Propane employees. Subject to Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her eligible compensation, and AmeriGas Propane provides a matching contribution equal to 100 percent of the first 5 percent of eligible compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund. Mr. Sheridan is eligible to participate in the AmeriGas Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Beard participate in the UGI Corporation Supplemental Executive Retirement Plan (“UGI SERP”). See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 51, for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The UGI Corporation Supplemental Savings Plan (“SSP”) is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60 percent on the total return of the Standard and Poor’s 500 Index and 40 percent on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Beard are eligible to participate in the SSP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 53, for additional information.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees

The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($275,000 in 2018) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Messrs. Jastrzebski and Perreault and Ms. Gaudiosi are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 53, for additional information.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan

AmeriGas Propane maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas Propane. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limits and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Sheridan participated in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”) through September 18, 2018. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 53, for additional information.

AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan

AmeriGas Propane maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Sheridan is eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 53, for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 1, 2010

This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units and phantom units granted to the Company’s and AmeriGas Propane’s non-employee Directors, (ii) benefits payable under the UGI SERP, (iii) benefits payable under the 2009 UGI SERP, and (iv) benefits payable under the AmeriGas SERP. If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and ten years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan was closed to new participants in Fiscal 2017.

Severance Pay Plans for Senior Executive Employees

The Company, Utilities, and AmeriGas Propane each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without “just cause,” other than in the event of death or disability. The Company’s plan covers Messrs. Walsh, Jastrzebski, Perreault, and Beard (effective October 1, 2018) and Ms. Gaudiosi and the AmeriGas Propane plan covers Mr. Sheridan. Prior to October 1, 2018, Mr. Beard participated in the Utilities severance plan. Mr. Oliver participated in the Company’s plan until his separation date of May 11, 2018. During Fiscal 2018, Mr. Oliver received severance compensation under the Company’s severance plan. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 55, for further information regarding the severance plans.

Separation Agreement with Mr. Oliver

In connection with his separation from service on May 11, 2018, Mr. Oliver entered into a Separation Agreement and General Release with the Company (the “Oliver Separation Agreement”). In accordance with the Oliver Separation Agreement, Mr. Oliver received a cash payout in the amount of $753,598 consistent with the UGI Severance Plan. In addition, Mr. Oliver received an annual bonus prorated through May 11, 2018 in the amount of $274,658 and will receive a cash payment of his vested balance under the 2009 UGI SERP. Mr. Oliver’s payout includes all amounts due to him under the UGI Severance Plan. Mr. Oliver’s agreement required that he execute a release discharging the Company and its subsidiaries from liability in connection with his separation of service from the Company.

Separation Agreement with Mr. Sheridan

Mr. Sheridan entered into a Separation Agreement and General Release with the General Partner (the “Sheridan Separation Agreement”) in accordance with the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan, as amended and restated. In accordance with the Sheridan Separation Agreement, Mr. Sheridan has resigned from all offices held prior to September 18, 2018 and will receive a lump sum payment. Mr. Sheridan remains an employee of the General Partner through January 2, 2019. Mr. Sheridan’s agreement requires that he execute a release discharging the General Partner and its subsidiaries from liability in connection with his separation of service from the Company.

Change in Control Agreements

The Company has change in control agreements with Messrs. Walsh, Jastrzebski, Perreault, and Beard (effective October 1, 2018) and Ms. Gaudiosi. Prior to October 1, 2018, Mr. Beard had an agreement with Utilities that provided benefits in the event of a change in control. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without disruption in the face of potentially distracting circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 55, for further information regarding the change in control agreements.

EQUITY OWNERSHIP POLICY

We seek to align executives’ interests with shareholder and unitholder interests through our Equity Ownership and Retention Policy (the “Policy”). We believe that by encouraging our executives to maintain a meaningful equity interest in the Company and/or AmeriGas Partners we will enhance the link between our executives and shareholders or unitholders. Under the Policy, an executive must meet 25 percent of the ownership requirement within three years from the date of his or her employment or promotion. For an executive hired or promoted on or after January 24, 2017 and not previously subject to the Policy, the executive must satisfy his or her respective equity ownership requirement in full within six years and will also be subject to ongoing compliance requirements. Executives subject to the Company’s prior stock ownership policy are not required to fully satisfy their equity ownership requirement by the end of a six-year achievement period but will continue to be subject to the Policy’s ongoing compliance requirements.

The UGI Bonus Plan, the Utilities Bonus Plan, and the AmeriGas Bonus Plan each provides that, unless the Committee determines otherwise, all executive officers who have not fulfilled their equity ownership requirement receive up to 10 percent of their gross annual bonus in fully vested UGI Corporation common stock or AmeriGas Partners common units. In addition, the Policy requires that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met. The Policy also requires that, until the share ownership requirement is met, the executive retain all shares or common units received in connection with the payout of performance units. Executives may not use unexercised stock options, unvested (unearned) performance units or unvested (unearned) restricted shares, stock units or phantom units to satisfy their equity ownership requirements.

As of September 30, 2018, the equity ownership requirements for the named executive officers were as follows:

Name	Equity Ownership Requirement (UGI common stock or AmeriGas Partners common units)
John L. Walsh	225,000
Ted J. Jastrzebski	50,000
Roger Perreault	30,000	(1)
Robert F. Beard	25,000	(2)
Monica M. Gaudiosi	30,000

(1)

Effective October 1, 2018, Mr. Perreault’s equity ownership requirement increased to 50,000 shares of UGI common stock or AmeriGas Partners common units in connection with his role as Executive Vice President, Global LPG.

(2)

Effective October 1, 2018, Mr. Beard’s equity ownership requirement increased to 30,000 shares of UGI common stock or AmeriGas Partners common units in connection with his role as Executive Vice President, Natural Gas.

Executives are permitted to satisfy their requirements through ownership of UGI common stock, AmeriGas Partners common units, or a combination of UGI common stock and AmeriGas Partners common units, with each share of UGI common stock equivalent to 1.0 AmeriGas Partners common unit. At September 30, 2018, Mr. Walsh’s ownership requirement is equivalent to 9 times his base salary, while the stock ownership multiple for the other named executive officers ranged from 2.5 times to 4.2 times base salary. Based on information from Pay Governance, the Committee believes its stock ownership requirements generally align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers were in compliance at September 30, 2018 with the Company’s Policy requiring the accumulation of equity over time.

STOCK OPTION GRANT PRACTICES

The Committees approve annual stock option grants to executive officers in the last calendar quarter of each year, to be effective the following January 1. The exercise price per share of the options is equal to or greater than the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on or after the date of Committee action and have an exercise price equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In connection with Fiscal 2018 compensation, Mr. Walsh, aided by our corporate human resources department, provided statistical data and recommendations to the appropriate Committee to assist it in determining compensation levels. Mr. Walsh did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized information provided by Mr. Walsh, and valued Mr. Walsh’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Messrs. Walsh, Beard, and Sheridan, for whom executive compensation decisions were made by the independent members of the appropriate Board of Directors following Committee recommendations.

TAX CONSIDERATIONS

In Fiscal 2018, we paid salary and annual bonus compensation to named executive officers that may not be fully deductible under U.S. federal tax. Section 162(m) of the Code sets a $1,000,000 cap on the deduction for compensation paid by a publicly held corporation to a “covered employee,” which includes certain of our named executive officers. Other than certain grandfathered awards, the TCJA eliminated the performance-based compensation exception under Section 162(m) for taxable years beginning after December 31, 2017. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers in Fiscal 2018 and two former executive officers.

Summary Compensation Table – Fiscal 2018
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
J. L. Walsh President and Chief Executive Officer	2018 2017 2016	1,195,943 1,171,854 1,132,043	0 0 0	1,994,300 1,953,960 1,648,500		1,887,600 2,041,200 1,581,030		1,768,338 1,308,319 1,159,212	544,481 1,334,584 2,439,939	55,997 51,795 61,549	7,446,659 7,861,712 8,022,273
T. J. Jastrzebski Chief Financial Officer	2018	210,000	0	1,958,760	(7)	1,257,050	(8)	256,100	0	33,110	3,715,020
R. Perreault Executive Vice President, Global LPG; President, UGI International	2018 2017 2016	577,296 563,229 433,654	0 0 0	458,150 437,070 960,499	(9)	363,000 378,000 239,550		400,008 406,019 386,100	0 0 0	98,230 141,154 128,436	1,896,684 1,925,472 2,148,239
R. F. Beard Executive Vice President, Natural Gas; President and CEO, UGI Utilities, Inc.	2018	354,035	30,000	210,210		239,580		197,064	78,601	11,501	1,120,991
M. M. Gaudiosi Vice President, General Counsel and Secretary	2018 2017 2016	474,727 458,833 447,655	0 0 0	458,150 462,780 362,670		435,600 453,600 335,370		393,300 266,281 238,232	0 0 0	82,180 67,472 63,956	1,843,957 1,708,966 1,447,883
K. R. Oliver Former Chief Financial Officer	2018 2017 2016	365,770 549,003 540,944	0 0 0	0 565,620 494,550		0 604,800 479,100		274,658 367,492 332,020	0 0 0	814,625 91,649 136,640	1,455,053 2,178,564 1,983,254
J. E. Sheridan Former President and Chief Executive Officer, AmeriGas Propane, Inc.	2018 2017 2016	562,982 551,943 541,082	0 31,250 0	962,912 881,140 699,474		363,000 400,680 311,415		413,315 0 0	0 0 0	97,679 67,742 54,108	2,399,888 1,932,755 1,606,079

(1)

The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Jastrzebski’s Fiscal 2018 salary reflects his employment date of May 22, 2018.

(2)

The amount shown in column (d) represents a discretionary cash bonus award to Mr. Beard in the amount of $30,000 in recognition of his leadership and execution of the infrastructure replacement program. For more information on the discretionary award, see Compensation Discussion and Analysis – Discretionary Bonus Award.

(3)

The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2018, which are included in our Annual Report on Form 10-K. The amounts shown in this column also represent a discretionary equity award to Mr. Sheridan of 2,106 units representing time-based AmeriGas Partners restricted units with a grant date of November 24, 2017. See the Grants of Plan-Based Awards Table for information on awards of performance units and stock options made in Fiscal 2018.

(4)

The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan. For Fiscal 2018, Messrs. Jastrzebski and Perreault each received 10% of their respective payouts in UGI Corporation common stock in compliance with the Company’s ongoing stock ownership requirements. For Fiscal 2017, Mr. Perreault received 10% of his payout in UGI Corporation common stock in compliance with the Company’s ongoing stock ownership requirements. For Fiscal 2016, Messrs. Perreault and Oliver each received 10% of their respective payouts in UGI Corporation common stock in compliance with the Company’s ongoing stock ownership requirements.

(5)

The amount shown in column (h) of the Summary Compensation Table reflects the change from September 30, 2017 to September 30, 2018 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI SERP for Messrs. Walsh and Beard, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plan during any given year. The material terms of the Company’s pension plan and deferred compensation plans are described in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2018 was 3.16 percent, which is 120 percent of the federal long-term rate for December 2017. Earnings on deferred compensation for Messrs. Jastrzebski, Perreault, Oliver and Sheridan and Ms. Gaudiosi are market-based and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan.

(6)

The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table. None of the named executive officers received perquisites with an aggregate value of $10,000 or more during Fiscal 2018.

Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution to SSP, 2009 SERP, and AmeriGas SERP, as applicable ($)	Separation Payment ($)	Total ($)
John L. Walsh	6,112	49,885	0	55,997
Ted J. Jastrzebski	0	33,110	0	33,110
Roger Perreault	13,750	84,480	0	98,230
Robert F. Beard	6,245	5,256	0	11,501
Monica M. Gaudiosi	8,627	73,553	0	82,180
Kirk R. Oliver	10,894	50,133	753,598	814,625
Jerry E. Sheridan	13,299	84,380	0	97,679

(7)

Includes transition awards granted in connection with Mr. Jastrzebski’s commencement of employment of (i) 4,000 UGI Corporation performance units for the three-year measurement period ending December 31, 2018, (ii) 7,000 UGI Corporation performance units for the three-year measurement period ending December 31, 2019, (iii) 10,000 UGI Corporation performance units for the three-year measurement period ending December 31, 2020, (iv) 6,000 UGI Corporation restricted units with a vesting date of May 22, 2020, and (v) 6,000 UGI Corporation restricted units with a vesting date of May 22, 2021.

(8)	Includes 155,000 option awards granted in connection with Mr. Jastrzebski’s commencement of employment which vest in three equal annual installments beginning May 22, 2019.

(9)

Includes transition awards granted in connection with Mr. Perreault’s commencement of employment of (i) 12,000 UGI Corporation restricted units with a vesting date of December 7, 2018, (ii) 6,000 performance units for the three-year measurement period ended December 31, 2017 and (iii) 3,000 performance units for the three-year measurement period ending December 31, 2016.

Grants of Plan-Based Awards in Fiscal 2018

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2018.

Grants of Plan-Based Awards Table – Fiscal 2018

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Board Action Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	of Stock or Units (#)(3)	Underlying Options (#) (4)	Option Awards ($/Sh)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

J. L. Walsh	10/01/17	11/16/17	718,017	1,496,056	2,992,113
	01/01/18	11/16/17								260,000	46.95	1,887,600
	01/01/18	11/16/17				9,250	37,000	74,000				1,994,300

T. J. Jastrzebski	05/22/18	01/20/18	104,000	216,667	433,333
	05/22/18	01/20/18								155,000	49.19	1,257,050
	05/22/18	01/20/18				1,000	4,000	8,000				317,720
	05/22/18	01/20/18				1,750	7,000	14,000				356,860
	05/22/18	01/20/18				2,500	10,000	20,000				693,900
	05/22/18	02/07/18							12,000			590,280

R. Perreault	10/01/17	11/16/17	184,792	375,594	751,188
	01/01/18	11/16/17								50,000	46.95	363,000
	01/01/18	11/16/17				2,125	8,500	17,000				458,150

R. F. Beard	10/01/17	11/16/17	70,886	177,216	265,824
	01/01/18	11/16/17								33,000	46.95	239,580
	01/01/18	11/16/17				975	3,900	7,800				210,210

M. M. Gaudiosi	10/01/17	11/16/17	148,308	308,974	617,949
	01/01/18	11/16/17								60,000	46.95	435,600
	01/01/18	11/16/17				2,125	8,500	17,000				458,150

K. R. Oliver	10/01/17	11/17/16	197,753	411,986	823,973

J. E. Sheridan	10/01/17	11/16/17	233,025	450,726	901,451
	11/24/17	11/16/17							2,106			94,896
	01/01/18	11/16/17								50,000	46.95	363,000
	01/01/18	11/16/17				980	5,600	11,200				347,928
	01/01/18	11/16/17				2,813	11,250	22,500				520,088

(1)

The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2018. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. The threshold amount shown for Messrs. Walsh, Jastrzebski, and Oliver and Ms. Gaudiosi is based on achievement of 80 percent of the financial goal with the resulting amount modified to the extent provided for above or below target achievement of the safety modifier goal. The threshold amount shown for Mr. Jastrzebski is prorated to his commencement of employment date. The threshold amount shown for Mr. Sheridan is based on achievement of (i) 80 percent of the financial goal with the resulting amount modified to the extent provided for above or below target achievement of the safety modifier goal, and (ii) 93 percent of the customer service goal. The threshold amount shown for Mr. Perreault is based on achievement of (i) 80 percent of the UGI International financial goal with the resulting amount modified to the extent provided for above or below target achievement of the safety modifier goal and (ii) 60 percent of the strategic international growth goal. The threshold amount shown for Mr. Beard is based on achievement of 80 percent of the UGI Utilities financial goal with the resulting amount modified to the extent provide for above or below target achievement of the safety modifier goal.

(2)

The awards shown for Messrs. Walsh, Jastrzebski, Perreault, Beard and Ms. Gaudiosi are performance units under the Company’s 2013 Plan, as described in the Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee.

The awards shown for Mr. Sheridan are performance units under the AmeriGas 2010 Plan, as described in the Compensation Discussion and Analysis. Terms of these awards with respect to forfeitures and change in control, as defined in the AmeriGas 2010 Plan, are fashioned in a similar manner to the terms of the performance units granted under the Company’s 2013 Plan.

(3)

The awards shown for Mr. Jastrzebski are restricted stock units granted under the Company’s 2013 Plan in connection with the commencement of Mr. Jastrzebski’s employment on May 22, 2018. Each stock unit represents a share of UGI Corporation common stock, 6,000 of which will vest on the second anniversary of Mr. Jastrzebski’s employment commencement date and 6,000 of which will vest on the third anniversary of Mr. Jastrzebski’s employment commencement date. The award of Mr. Sheridan’s 2,106 restricted units granted under the AmeriGas 2010 Plan represents time-based AmeriGas Partners restricted units with a grant date of November 24, 2017 in recognition of progress made on key operational and organizational initiatives during Fiscal 2017.

(4)

Options are granted under the Company’s 2013 Plan. Under the Company’s 2013 Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable only for a qualifying termination of employment.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option and performance unit awards held by the named executive officers at September 30, 2018.

Outstanding Equity Awards at Year-End Table – Fiscal 2018
	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)

J. L. Walsh	187,500	(1)			21.06	12/31/2020
	187,500	(2)			19.60	12/31/2021
	178,500	(3)			21.81	12/31/2022
	129,000	(4)			25.50	3/31/2023
	405,000	(5)			27.64	12/31/2023
	306,000	(6)			37.98	12/31/2024
	220,000	(7)	110,000	(7)	33.76	12/31/2025				50,000	(12)	5,523,000
	90,000	(8)	180,000	(8)	46.08	12/31/2026				38,000	(13)	2,108,240
			260,000	(9)	46.95	12/31/2027				37,000	(14)	2,052,760

T. J. Jastrzebski			155,000	(10)	49.19	5/21/2028
										4,000	(12)	441,840
										7,000	(13)	388,360
										10,000	(14)	554,800
							12,000	(21)	665,760

R. Perreault	33,332	(7)	16,668	(7)	33.76	12/31/2025
							12,000	(22)	665,760
										7,500	(12)	828,450
	16,666	(8)	33,334	(8)	46.08	12/31/2026				8,500	(13)	471,580
			50,000	(9)	46.95	12/31/2027				8,500	(14)	471,580

R. F. Beard	32,400	(6)			37.98	12/31/2024
	26,000	(7)	13,000	(7)	33.76	12/31/2025				5,000	(12)	552,300
	11,000	(8)	22,000	(8)	46.08	12/31/2026				4,000	(13)	221,920
			33,000	(9)	46.95	12/31/2027				3,900	(14)	216,372

M. M. Gaudiosi	75,000	(11)			17.75	04/22/2022
	75,000	(3)			21.81	12/31/2022
	75,000	(5)			27.64	12/31/2023
	63,000	(6)			37.98	12/31/2024
	46,666	(7)	23,334	(7)	33.76	12/31/2025				11,000	(12)	1,215,060
	20,000	(8)	40,000	(8)	46.08	12/31/2026				9,000	(13)	499,320
			60,000	(9)	46.95	12/31/2027				8,500	(14)	471,580

J. E. Sheridan			21,668	(7)	33.76	12/31/2025				6,700	(15)	529,434
	17,666	(8)	35,334	(8)	46.08	12/31/2026				12,000	(16)	474,120
			50,000	(9)	46.95	12/31/2027				5,500	(17)	217,305
										11,000	(18)	434,610
										5,600	(19)	221,256
										11,250	(20)	444,488
							2,106	(23)	83,208

Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2011 and were fully vested on January 1, 2014.
(2)	These options were granted effective January 1, 2012 and were fully vested on January 1, 2015.
(3)	These options were granted effective January 1, 2013 and were fully vested on January 1, 2016.
(4)	These options were granted effective April 1, 2013 in connection with Mr. Walsh’s promotion to Chief Executive Officer in 2013 and were fully vested on April 1, 2016.

(5)	These options were granted effective January 1, 2014 and were fully vested on January 1, 2017.
(6)	These options were granted effective January 1, 2015 and were fully vested on January 1, 2018.
(7)	These options were granted effective January 1, 2016. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2019.
(8)	These options were granted effective January 1, 2017. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2020.
(9)	These options were granted effective January 1, 2018. These options vest 33/13 percent on each anniversary of the grant date and will be fully vested on January 1, 2021.
(10)

These options were granted in connection with the commencement of Mr. Jastrzebski’s employment effective May 22, 2018. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on May 22, 2021.

(11)	These options were granted effective April 23, 2012 in connection with the commencement of Ms. Gaudiosi’s employment and were fully vested on April 23, 2015.
(12)

The amount shown relates to a target award of performance units granted effective January 1, 2016. The performance measurement period for these performance units is January 1, 2016 through December 31, 2018. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the Russell Midcap Utility Index, excluding telecommunications companies, as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2019. As of October 31, 2018, the Company’s TSR ranking (4 out of 30 companies) would qualify for 199.1% leverage of the target number of performance units originally granted. See Compensation Discussion and Analysis - Long-Term Compensation - Fiscal 2018 Equity Awards for more information on the TSR performance goal measurements.

(13)

These performance units were awarded January 1, 2017 with the exception of Mr. Jastrzebski who was awarded these units on his commencement date of May 22, 2018. The measurement period for the performance goal is January 1, 2017 through December 31, 2019. The performance goal is the same as described in footnote 12, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2020.

(14)

These performance units were awarded January 1, 2018 with the exception of Mr. Jastrzebski who was awarded these units on his commencement date of May 22, 2018. The measurement period for the performance goal is January 1, 2018 through December 31, 2020. The performance goal is the same as described in footnote 12, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2021.

(15)

The amount shown relates to a target award of AmeriGas Partners performance units granted effective January 1, 2016. The performance measurement period for these units is January 1, 2016 through December 31, 2018. The value of the number of units that may be earned at the end of the performance period is based on the AmeriGas Partners’ TUR relative to that of each of the master limited partnerships in the Alerian MLP Index as of the first day of the performance measurement period and then modified based on AmeriGas Partners’ three-year TUR relative to the TUR of the other companies in the Propane MLP Group. The actual number of units and accompanying distribution equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TUR performance through the end of the performance period. This number is then modified as follows: (i) if AmeriGas Partners’ TUR ranks first in the Propane MLP Group for the three-year period, then the performance unit payout will be leveraged at 130%; (ii) if AmeriGas Partners’ TUR ranks second in the Propane MLP Group for the three-year period, then the performance unit payout will be leveraged at 100%; and (iii) if AmeriGas Partners’ TUR ranks third in the Propane MLP Group for the three-year period, then the performance unit payout will be leveraged at 70%. The overall payout is capped at 200% of the target number of performance units awarded. The performance units will be payable, if at all, on January 1, 2019. As of October 31, 2018, AmeriGas Partners’ TUR ranking (10 out of 39 companies in the Alerian MLP Index group and 1 out of 3 companies in the Propane MLP Group) would qualify for 200% leverage of the target number of performance units originally granted. See Compensation Discussion and Analysis - Long-Term Compensation - Fiscal 2018 Equity Awards for more information on the TUR performance goal measurements.

(16)

The amount shown relates to a target award of AmeriGas Partners performance units granted effective January 1, 2016. The performance measurement period for these units is October 1, 2015 through September 30, 2018, but payable, if at all, on January 1, 2019. The value of the number of units that may be earned at the end of the performance period is based on AmeriGas Partners’ customer gain/loss performance during the three-year performance period. If the three-year cumulative customer gain/loss goal is exceeded, then the maximum leverage will be 200%. If the three-year cumulative customer gain/loss goal is at the threshold, then each year’s individual result will be leveraged at 25%. If the three-year cumulative customer gain/loss goal is below the threshold, then there will be no payout under this grant. Based on customer gain/loss performance during the performance measurement period, the target was not achieved and no payout is expected under this grant. See Compensation Discussion and Analysis - Long-Term Compensation - Fiscal 2018 Equity Awards for more information on the performance goal measurements.
(17)

These performance units were awarded January 1, 2017. The measurement period for the performance goal is January 1, 2017 through December 31, 2019. The performance goal is the same as described in footnote 15, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2020.

(18)

The amount shown relates to a target award of AmeriGas Partners performance units granted effective January 1, 2017. The performance goal is the same as described in footnote 16, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2020.

(19)

These performance units were awarded January 1, 2018. The measurement period for the performance goal is January 1, 2018 through December 31, 2020. The performance goal is the same as described in footnote 15, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2021.

(20)

The amount shown relates to a target award of AmeriGas Partners performance units granted effective January 1, 2018. The performance goal is the same as described in footnote 16, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2021.

(21)

These restricted units were granted effective May 22, 2018 in connection with the commencement of Mr. Jastrzebski’s employment, 6,000 of which will vest on the second anniversary of Mr. Jastrzebski’s employment commencement date, on May 22, 2020, and 6,000 of which will vest on the third anniversary of Mr. Jastrzebski’s employment commencement date, on May 22, 2021.

(22)	These restricted units were granted effective December 7, 2015 in connection with the commencement of Mr. Perreault’s employment and were fully vested on December 7, 2018.
(23)	These restricted AmeriGas Partners common units were granted effective November 24, 2017 and were fully vested on November 24, 2018.

Option Exercises and Stock Vested in Fiscal 2018

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2018 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2018, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock, or for Mr. Sheridan, common units of AmeriGas Partners, on the vesting date.

Option Exercises and Stock Vested Table – Fiscal 2018
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	50,000	1,504,895	32,355	1,610,551
T. J. Jastrzebski	0	0	0	0
R. Perreault	0	0	4,314	211,839
R. F. Beard	45,000	1,062,599	3,109	154,758
M. M. Gaudiosi	0	0	6,794	338,188
K. R. Oliver	394,582	7,434,371	10,030	499,268
J. E. Sheridan	103,332	1,301,501	13,900	797,860

Pension Benefits

The following table shows (i) the number of years of credited service for the named executive officers under the Company’s defined benefit retirement plan (which we refer to below as the “UGI Pension Plan”) and its supplemental executive retirement plan (which we refer to below as the “UGI SERP”), (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2018, and (iii) any payments made to the named executive officers in Fiscal 2018 under those plans.

Pension Benefits Table – Fiscal 2018
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
	UGI SERP	13	8,916,688	0
J. L. Walsh	UGI Pension Plan	13	883,144	0
T. J. Jastrzebski	None	0	0	0
R. Perreault	None	0	0	0
	UGI SERP	28	1,076,884	0
R. F. Beard	UGI Pension Plan	28	1,031,657	0
M. M. Gaudiosi	None	0	0	0
K. R. Oliver	None	0	0	0
J. E. Sheridan	None	0	0	0

(1)

Messrs. Jastrzebski, Perreault, and Sheridan and Ms. Gaudiosi do not participate in any defined benefit pension plan and Mr. Oliver did not participate in a defined benefit pension plan during his employment with the Company.

The Company participates in the UGI Pension Plan to provide retirement income to its employees hired prior to January 1, 2009. The UGI Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The UGI Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A = The lower of (1) and (2), where

(1) = 1.9% of five-year final average earnings (as defined in the UGI Pension Plan) multiplied by years of service;

(2) = 60% of the highest year of earnings; and

B = 1% of the estimated primary Social Security benefit multiplied by years of service.

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.

The normal form of benefit under the UGI Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

A different formula (the “CPG Formula”) applies to Mr. Beard as a result of his prior service with a predecessor company that was acquired by Utilities. Under the CPG Formula, the Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 60 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the CPG Formula commencing at age 65 or a reduced benefit as early as age 55, provided they had 5 years of service at termination.

The CPG normal retirement benefit formula is (A) + (B) and is shown below:

A. = 1.08% of five-year final average earnings (as defined in the Plan) up to Social Security Covered Compensation multiplied by years of service up to 35 years and

B. = 1.35% of five-year final average earnings (as defined in the plan) above Social Security Covered Compensation multiplied by years of service up to 35 years.

The amount of the benefit produced by the CPG Formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 60.

The normal form of benefit under the CPG Formula for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The UGI Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2018, the limit on the compensation that may be used is $275,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2018 is $220,000. Benefits in excess of those permitted under the statutory limits are paid from the UGI SERP, described below.

Mr. Walsh is currently eligible for unreduced early retirement benefits under the UGI Pension Plan, and Mr. Beard is eligible for benefits, although not yet eligible to retire, under the CPG Formula.

UGI Corporation Supplemental Executive Retirement Plan

The UGI SERP is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the UGI Pension Plan to eligible participants and benefits that would have been provided by the UGI Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment or rolled over to the Company’s nonqualified deferred compensation plan. For participants who attained age 50 prior to January 1, 2004, the lump sum payment is calculated using two interest rates. One rate is for service prior to January 1, 2004 and the other is for service after January 1, 2004. The rate for pre-January 1, 2004 service is the daily average of Moody’s Aaa bond yields for the month in which the participant’s termination date occurs, plus 50 basis points, and tax-adjusted using the highest marginal federal tax rate. The interest rate for post-January 1, 2004 service is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. The latter rate is used for calculating the lump sum payment for participants attaining age 50 on or after January 1, 2004. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial assumptions used to determine values in the Pension Benefits Table — Fiscal 2018

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2018. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2018	September 30, 2017
Discount rate for UGI Pension Plan for all purposes and for SERP, for pre-commencement calculations	4.40% (UGI Pension Plan) 4.20% (SERP)	4.00% (UGI Pension Plan) 3.40% (SERP)
SERP lump sum rate	2.80% for applicable pre-2004 service; 3.10% for other service	2.50% for applicable pre-2004 service; 2.30% for other service
Retirement age	62	62
Postretirement mortality for Pension Plan	RP-2014 blue collar table, adjusted to 2006 using MP-2014 with rates then decreased by 4.3%; projected forward on a generational basis using Scale BB-2D	RP-2014 blue collar table, adjusted to 2006 using MP-2014 with rates then decreased by 4.3%; projected forward on a generational basis using Scale BB-2D
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	none	none
Termination and disability rates	none	none
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s SSP, the 2009 UGI SERP, and the AmeriGas SERP.

Nonqualified Deferred Compensation Table – Fiscal 2018
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Employer Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
	(a)	(b)	(c)	(d)	(e)	(f)
J. L. Walsh	SSP	0	49,885(1)	73,767	0	632,388
T. J. Jastrzebski	2009 UGI SERP	0	33,110(2)	0	0	0
R. Perreault	2009 UGI SERP	0	84,480(2)	3,306	0	170,209
R. F. Beard	SSP	0	5,256(1)	3,892	0	35,992
M. M. Gaudiosi	2009 UGI SERP	0	73,553(2)	9,559	0	407,636
K. R. Oliver	2009 UGI SERP	0	50,133(2)	15,230	0	678,699
J. E. Sheridan	AmeriGas SERP	0	84,380(3)	35,153	0	981,011

(1)	This amount represents the employer contribution to the Company’s SSP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(2)	This amount represents the employer contribution to the 2009 UGI SERP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(3)	This amount represents the employer contribution to the AmeriGas SERP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(4)	The aggregate balances do not include the Company contributions for Fiscal 2018 set forth in column (c) since the Company contributions occur after fiscal year end.

The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the UGI Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the UGI Savings Plan if the Code limitations were not in effect and the Company match actually made under the UGI Savings Plan. The Code compensation limit for plan year 2018 was $275,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Savings Plan, which is a match of 50 percent on the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the UGI Savings Plan the lesser of 6 percent of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60 percent weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The AmeriGas SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas Propane employees. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($275,000 in plan year 2018) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the AmeriGas Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the AmeriGas SERP may be deferred in accordance with the Company’s 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, page 41.

The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would otherwise be provided under the AmeriGas Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($275,000 in plan year 2018) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, page 41.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Senior Executive Employees

Named Executive Officers Employed by UGI Corporation.    The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Walsh, Jastrzebski, Perreault, and Beard (effective October 1, 2018) and Ms. Gaudiosi, in the event their employment is terminated without fault on their part. Mr. Oliver participated in the UGI Severance Plan until his separation date on May 11, 2018. Prior to October 1, 2018, Mr. Beard participated in the UGI Utilities, Inc. Senior Executive Employee Severance Plan. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for “just cause” or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of the Company’s code of conduct or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.

Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Walsh, the Continuation Period is 30 months. In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the UGI Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or the Company and is permitted under the applicable medical and dental plans. The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The UGI Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Named Executive Officers Employed by AmeriGas Propane.    The AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of AmeriGas Propane in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for “just” cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of AmeriGas Propane’s code of conduct or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.

Except as provided herein, the AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “AmeriGas Continuation Period”). In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the AmeriGas Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under AmeriGas Propane’s plans for the AmeriGas Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or AmeriGas Propane and is permitted under the applicable medical and dental plans. The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release that discharges AmeriGas Propane and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with AmeriGas Propane and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Named Executive Officers Employed by UGI Corporation.    Messrs. Walsh, Jastrzebski, and Perreault and Ms. Gaudiosi each have an agreement with the Company that provides benefits in the event of a change in control. Mr. Beard has an agreement with Utilities that provides benefits in the event of a change in control of Utilities. For purposes of the discussion of Mr. Beard’s Change in Control agreement, we refer to Utilities as the Company. Mr. Walsh’s agreement has a term of one year with automatic one-year extensions each year, unless in each case, prior to a change in control, the Company terminates such agreement with required advance notice. Each of Messrs. Jastrzebski’s, Perreault’s, and Beard’s and Ms. Gaudiosi’s agreement has a term of three years with automatic one-year extensions each year, unless, prior to a change in control, the Company terminates such agreement with required advance notice. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•	Individuals who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.

The Company will provide each of Messrs. Walsh, Jastrzebski, Perreault, and Beard and Ms. Gaudiosi with cash benefits if we terminate his or her employment without “cause” or if he or she terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to each of Messrs. Walsh, Jastrzebski, Perreault, and Beard and Ms. Gaudiosi will be as specified under his or her change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case benefits would be provided under the UGI Severance Plan.

Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus, in the case of Messrs. Walsh and Jastrzebski and Ms. Gaudiosi, and equal to two times the executive officer’s base salary and annual bonus, in the case of Messrs. Perreault and Beard. Each executive would also receive the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Walsh, Jastrzebski, Perreault, and Beard and Ms. Gaudiosi are each entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for three years (less the amount he or she would be required to contribute for such coverage if he or she were an active employee). Messrs. Walsh and Beard would also have benefits under the UGI SERP and Messrs. Jastrzebski and Perreault and Ms. Gaudiosi would have benefits under the 2009 UGI SERP, calculated as if each of them had continued in employment for three years. In addition, outstanding performance units, stock units and dividend equivalents will only be paid for a qualifying termination of employment and will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table.

The benefits for Mr. Walsh are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The Company will provide the tax gross-up if the aggregate parachute value of benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the benefits for Mr. Walsh will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.” The Company discontinued the use of a tax gross-up in July of 2010 for executives who enter into change in control agreements subsequent thereto. As a result, Messrs. Jastrzebski’s, Perreault’s, and Beard’s and Ms. Gaudiosi’s benefits are not subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his or her change in control agreement, each of Messrs. Walsh, Jastrzebski, Perreault, and Beard and Ms. Gaudiosi is required to execute a release that discharges the Company and its subsidiaries from liability for any claims he or she may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Named Executive Officers Employed by AmeriGas Propane    Mr. Sheridan has an agreement with AmeriGas Propane that provides benefits in the event of a change in control. His agreement has a term of one year and is automatically extended for one-year terms each year unless, prior to a change in control, AmeriGas Propane terminates his agreement with required advance notice. In the absence of a change in control or termination by AmeriGas Propane, his agreement will terminate when, for any reason, he terminates his employment with AmeriGas Propane. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

Individuals who at the beginning of any 24-month period constitute the Company’s Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation;

•

AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another entity in a transaction with respect to which all of the individuals and entities who were owners of AmeriGas Propane’s voting securities or the outstanding units of the Partnership immediately prior to such transaction do not, following such transaction, own more than 50 percent of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation, or if the resulting entity is a partnership, the former unitholders do not own more than 50 percent of the outstanding common units in substantially the same proportion as their ownership immediately prior to the transaction;

•	The Company, AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. (the “Operating Partnership”) is liquidated or dissolved;

•	The Company fails to own more than 50 percent of the general partnership interests of AmeriGas Partners or the Operating Partnership;

•	The Company fails to own more than 50 percent of the outstanding shares of common stock of AmeriGas Propane; or

•	AmeriGas Propane is removed as the General Partner of AmeriGas Partners or the Operating Partnership.

AmeriGas Propane will provide Mr. Sheridan with cash benefits if there is a termination of his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of AmeriGas Propane. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by AmeriGas Propane of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to Mr. Sheridan will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case benefits would be provided under the AmeriGas Severance Plan.

Benefits under this arrangement would be equal to three times Mr. Sheridan’s base salary and annual bonus. Mr. Sheridan would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, he is entitled to receive a payment equal to the cost he would incur if he enrolled in AmeriGas Propane’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). Mr. Sheridan would also receive his benefits under the AmeriGas SERP calculated as if he had continued in employment for three years. In addition, outstanding performance units and distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the AmeriGas Propane Compensation/Pension Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table.

AmeriGas Propane discontinued the use of a tax gross-up in November of 2010 and, as a result, Mr. Sheridan’s benefits are not subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his change in control agreement, Mr. Sheridan is required to execute a release that discharges AmeriGas Propane and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2018. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table – Fiscal 2018
Name & Triggering Event	Severance Pay($)(1)(2)	Equity Awards with Accelerated Vesting($)(3)	Nonqualified Retirement Benefits($)(4)	Welfare & Other Benefits($)(5)	Total($)
J. L. Walsh
Death	0	11,162,747	7,464,594	0	18,627,341
Involuntary Termination Without Cause	7,213,293	0	8,928,940	63,877	16,206,110
Termination Following Change in Control	8,611,031	19,229,446	11,344,390	57,708	39,242,575
T. J. Jastrzebski
Death	0	1,557,320	0	0	1,557,320
Involuntary Termination Without Cause	666,667	0	0	35,332	701,999
Termination Following Change in Control	2,816,667	3,313,983	219,500	89,025	6,439,175
R. Perreault
Death	0	2,655,273	0	0	2,655,273
Involuntary Termination Without Cause	976,989	0	0	32,720	1,009,709
Termination Following Change in Control	2,395,398	4,276,842	159,040	40,167	6,871,447
R. F. Beard
Death	0	1,268,121	918,904	0	2,187,025
Involuntary Termination Without Cause	1,240,512	0	998,939	80,632	2,320,083
Termination Following Change in Control	1,240,512	2,103,224	1,257,816	57,632	4,659,184
M. M. Gaudiosi
Death	0	2,494,953	0	0	2,494,953
Involuntary Termination Without Cause	979,211	0	0	28,473	1,007,684
Termination Following Change in Control	1,223,202	4,336,094	186,836	31,775	5,777,907

(1)

Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan for Messrs. Walsh, Jastrzebski, Perreault, and Beard and Ms. Gaudiosi. We assumed that 100 percent of the target annual bonus was paid.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)

In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of the Company’s dividend at the rate in effect on September 30, 2018; and (ii) performance at the greater of actual through September 30, 2018 and target levels with respect to performance units.

(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2018 and the Nonqualified Deferred Compensation Table – Fiscal 2018.
(5)

Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services, (iii) tax preparation services. In the event of a change in control, no estimated Code Section 280G tax gross-up payment would be triggered.

Market Price of Shares

The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on November 13, 2018, was $57.94.

CEO Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules adopted by the SEC require disclosure of the ratio of the annual total compensation of its chief executive officer to the annual total compensation of its median employee. The following table shows the ratio of the annual total compensation of our Chief Executive Officer compared to that of our median employee for Fiscal 2018. In calculating the pay ratio, we did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations.

Annual total compensation of our CEO for Fiscal 2018	$7,446,659
Annual total compensation of our median employee for Fiscal 2018	$51,275
Ratio of annual total compensation of our CEO to the annual total compensation of our median employee for Fiscal 2018	145 to 1

Methodology:

1.

We determined that, as of July 1, 2018, our employee population consisted of approximately 5,000 active employees working at UGI Corporation and each of its subsidiaries, both domestically and internationally.

2.

To identify the “median employee,” we selected Target Total Cash Compensation (base salary equivalent and overtime, plus incentive compensation and commissions) as our consistently applied compensation measure. For purposes of our non-U.S.-based employees, we converted the gross salary amounts from the local currency into U.S. dollar amounts using a one-year trailing average exchange rate, using daily price moves, for the period from July 1, 2017 to July 1, 2018.

3.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total column (column (j))” of our FY 2018 Summary Compensation Table included in this Proxy Statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2018. The address for each beneficial owner in the table below is c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

Mr. Walsh beneficially owns approximately 1.2 percent of the outstanding common stock. Each other person named in the table beneficially owns less than 1 percent of the outstanding common stock. Directors and executive officers as a group own approximately 2.4 percent of the outstanding common stock. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2018 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

Name	Number of Shares of UGI Common Stock(1)		Number of UGI Stock Units(2)	Exercisable Options For UGI Common Stock
Robert F. Beard	45,371	(3)	0	69,400
M. Shawn Bort	14,345	(4)	41,128	102,000
Theodore A. Dosch	0		4,515	13,500
Monica M. Gaudiosi	53,492		0	354,666
Richard W. Gochnauer	0		31,521	89,250
Alan N. Harris	0		2,500	7,500
Frank S. Hermance	150,000	(5)	29,169	82,875
Ted J. Jastrzebski	12,000		0	0
Kirk R. Oliver	67,293	(6)	0	0
Roger Perreault	21,049		0	49,998
Anne Pol	5,452		143,631	99,000
Marvin O. Schlanger	91,086	(7)	126,982	114,800
Jerry E. Sheridan	2,083		0	17,666
James B. Stallings, Jr.	0		10,177	29,800
John L. Walsh	430,166	(8)	0	1,703,500
Directors and executive officers as a group (17 persons)	934,956		389,623	2,856,836

(1)	Sole voting and investment power unless otherwise specified.
(2)	The 2004 Plan and the 2013 Plan each provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.
(3)	Includes 6,525 shares held in Mr. Beard’s Utilities Savings Plan.
(4)	Ms. Bort’s shares are held jointly with her spouse.
(5)	Mr. Hermance’s shares are held jointly with his spouse.
(6)	Includes 3,255 shares held jointly with Mr. Oliver’s spouse and 624 shares in his UGI Savings Plan.
(7)	Includes 3,000 shares held by Mr. Schlanger’s spouse. Mr. Schlanger disclaims beneficial ownership of the shares owned by his spouse.
(8)	Mr. Walsh’s shares are held jointly with his spouse.

Securities Ownership of Certain Beneficial Owners

The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2018 for the quarter ended September 30, 2018.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	17,941,400(2)	10.33%
Common Stock	Blackrock Inc. 55 East 52nd Street New York, NY 10055	17,109,830(3)	9.85%
Common Stock	Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	10,511,499(4)	6.05%
Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	9,225,835(5)	5.31%

(1)	Based on 173,748,975 shares of common stock issued and outstanding at September 30, 2018.
(2)

The reporting person, and certain related entities, has shared voting power with respect to 49,861 shares, sole voting power with respect to 117,859 shares, no voting power with respect to 17,773,680 shares, shared investment power with respect to 143,011 shares, and sole investment power with respect to 17,798,389 shares.

(3)

The reporting person, and certain related entities, has sole voting power with respect to 17,109,830 shares, sole investment power with respect to 15,766,602 shares, and no voting power with respect to 1,343,228 shares.

(4)

The reporting person, and certain related entities, has sole voting power with respect to 10,511,499 shares, shared investment power with respect to 9,211,715 shares and no voting power with respect to 1,299,784 shares.

(5)

The reporting person, and certain related entities, has sole voting power with respect to 8,475,564 shares, no voting power with respect to 750,271 shares, and shared investment power with respect to 9,225,835 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2018, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 23 and 44, respectively, of this Proxy Statement. At the 2018 Annual Meeting, over 94% of our shareholders voted to approve the compensation of our named executive officers.

We believe that the interests of our named executive officers and our shareholders are closely aligned. As described in the Compensation Discussion and Analysis, the compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. The Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	Our Compensation and Management Development Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC, an independent outside compensation consultant.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2018, 81% of the principal compensation components, in the case of Mr. Walsh, and 63% to 71% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or TSR.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Sheridan, performance relative to AmeriGas Partners common units and other key strategic goals).

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). In addition, we require a double trigger for the accelerated vesting of equity awards in the event of a change in control. We have not entered into change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code since 2010. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 55.

•	We have meaningful stock ownership guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Equity Ownership Policy, beginning on page 42.

•

We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.

•

We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm to examine and report on the consolidated financial statements of the Company for the fiscal year ending September 30, 2019. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the 2019 Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 4 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

DIRECTIONS TO THE DESMOND MALVERN

Directions from Philadelphia.    Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South (West Chester). Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond Malvern will be on the right.

Directions from South Jersey.    Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. At the end of the ramp, turn right onto Matthews Road. Turn right at the next light onto Morehall Road (Route 29 North). Turn right at second light onto Liberty Boulevard. The Desmond Malvern will be on the left.

Directions from Philadelphia Airport.    Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South (West Chester). Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond Malvern will be on the right.

Directions from Wilmington and Points South (Delaware and Maryland).    Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. At the end of the ramp, turn right onto Matthews Road. Turn right at the next light onto Morehall Road (Route 29 North). Turn right at the second light onto Liberty Boulevard. The Desmond Malvern will be on the left.

Directions from New York and Points North.    Take the New Jersey Turnpike South to Exit 6, I-276, Pennsylvania Turnpike connector. Follow the Turnpike I-276 West to Exit 326, Valley Forge. Take the first exit, Route 202 South (West Chester) to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond Malvern will be on the right.

Directions from Harrisburg and Points West.    Take the Pennsylvania Turnpike, I-76, East to Exit 326, Valley Forge. Take Route 202 South (West Chester) to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond Malvern will be on the right.

E-Z Pass Holders:    Take the Pennsylvania Turnpike, I-76 to Exit 320, Malvern (Exit 320 is an electronic interchange for E-Z pass holders only). At the end of the ramp, turn left at the traffic light onto Morehall Road (Route 29 South) toward Malvern. Proceed on Morehall Road (Route 29 South) to the fourth traffic light at Liberty Boulevard. Turn left onto Liberty Boulevard and The Desmond Malvern will be on your left.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on January 30, 2019.

Vote by Internet • Go to www.envisionreports.com/UGI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - M. S. Bort	☐	☐	☐	02 - T. A. Dosch	☐	☐	☐	03 - R. W. Gochnauer	☐	☐	☐

	04 - A. N. Harris	☐	☐	☐	05 - F. S. Hermance	☐	☐	☐	06 - A. Pol	☐	☐	☐

	07 - K. A. Romano	☐	☐	☐	08 - M. O. Schlanger	☐	☐	☐	09 - J. B. Stallings, Jr.	☐	☐	☐

	10 - J. L. Walsh	☐	☐	☐

		For	Against	Abstain

2.	Proposal to approve resolution on executive compensation.	☐	☐	☐

3.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛	1 P C F	+

02Y7YA

▼  IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION

The undersigned hereby appoints Marvin O. Schlanger, Anne Pol and John L. Walsh, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held Wednesday, January 30, 2019 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

For the participants in the UGI Utilities, Inc. Savings Plan, the AmeriGas Propane, Inc. Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the Meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 25, 2019, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)